FIRST AMENDMENT TO LOCK UP AND PLAN SUPPORT AGREEMENT

This First Amendment to Lock Up and Plan Support Agreement (this “Amendment”), dated as of April 16, 2010, is made by and among:

(a)	The undersigned First Lien Lenders (the “First Lien Lenders”) under that certain Amended and Restated Credit Agreement, dated as of July 6, 2007, among FX Luxury Las Vegas I, LLC (the “Debtor”), a Nevada limited-liability company (fka Metroflag BP, LLC) and FX Luxury Las Vegas II, LLC (“FX II”), a Nevada limited-liability company (fka Metroflag Cable, LLC and subsequently merged into the Debtor), FX Luxury Las Vegas Parent, LLC (“Las Vegas Parent”), a Delaware limited-liability company (fka BP Parent, LLC and subsequently merged into the Debtor), the First Lien Lenders from time to time party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent for the First Lien Lenders and Credit Suisse Securities (USA) LLC, as syndication agent, sole book running manager and sole lead arranger (as further amended, modified or supplemented from time to time, the “First Lien Credit Agreement”);

(b)	Landesbank Baden-Württemberg, New York Branch (as successor-in-interest to Credit Suisse, Cayman Islands Branch, the “First Lien Agent”; and together with the First Lien Lenders, the “Senior Group”);

(c)	The Debtor; and

(d)	LIRA Property Owner, LLC (the “New Borrower”), a Delaware limited liability company, and LIRA LLC (“New Parent”; and together with New Borrower, the “New Entities”), a Delaware limited liability company;

(each member of the Senior Group, the Debtor and each New Entity, individually a

“Party”, and collectively, the “Parties”).

RECITALS

Whereas, on October 27, 2009, the Parties (including FX II and Las Vegas Parent as predecessors of the Debtor prior to the Merger), entered into that certain Lock Up and Plan Support Agreement (as amended, supplemented or otherwise modified, the “Lock Up Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lock Up Agreement), pursuant to which each Party agreed to take and forego from taking certain actions in connection with the Debtor’s filing of the Prepackaged Case under the Bankruptcy Code;

Whereas, consistent with the terms of the Lock Up Agreement, on November 16, 2009 (i) the Equity Sponsors executed and delivered to New Borrower and New Parent the Equity Sponsor Commitment, and (ii) Debtor, New Borrower, New Parent, First Lien Agent and the First Lien Lenders executed and delivered the Plan Funding Agreement, both of which documents are hereby deemed consistent with the terms of Exhibit B-2 of the Lock Up Agreement and satisfactory to First Lien Agent;

Whereas, on November 16, 2009, pursuant to the terms of the Equity Sponsor Commitment, the Equity Sponsors funded the Deposit to New Parent, which Deposit was contributed by New Parent to New Borrower, and immediately thereafter, pursuant to the terms of the Plan Funding Agreement, said Deposit was deposited by New Borrower with First American Title Insurance Corporation (“FATCO”) under the terms of that certain Escrow Agreement, dated November 16, 2009 by and among Debtor, New Borrower, First Lien Agent and FATCO (the “Escrow Agreement”);

Whereas, following the execution of the Lock Up Agreement, the Parties entered into discussions with certain of the Second Lien Holders to explore the possibility of a consensual, three-party alternative to the Prepackaged Case and, in connection therewith, the Senior Group, certain of the Second Lien Holders, NexBank, SSB, as administrative agent and collateral agent under the Second Lien Loan, the Debtor and the New Parent entered into that certain Lock Up and Plan Support Agreement (as amended, supplemented or otherwise modified, the “Tri-Party Lock Up Agreement”), dated as of December 18, 2009;

Whereas, contemporaneously with the execution of the Tri-Party Lock Up Agreement, the Parties executed that certain Standstill Agreement (the “Standstill Agreement”), dated as of December 18, 2009, pursuant to which the Parties agreed inter alia (i) to defer and stay certain activity required to be undertaken under the Lock Up Agreement and the documents executed and delivered in connection therewith, including without limitation the Equity Sponsor Commitment and the Plan Funding Agreement, to allow for the negotiation and documentation of the transactions contemplated by the Tri-Party Lock Up Agreement and (ii) to preserve the Lock Up Agreement and, in the event of the termination of the Tri-Party Lock Up Agreement, to proceed with the transactions contemplated thereby (with certain modifications and amendments), in each case, on the terms and conditions set forth in the Standstill Agreement;

Whereas, pursuant to the terms of the Standstill Agreement, Debtor, New Parent, First Lien Agent and FATCO replaced the Escrow Agreement with that certain Amended and Restated Escrow Agreement (the “Amended and Restated Escrow Agreement”), dated as of December 18, 2009, pursuant to which, inter alia, the previously funded Deposit together with the two letters of credit in the aggregate amount of $4,300,000 (the “Letters of Credit”) were deposited with FATCO to evidence the ability of New Parent to fund its obligations in the event that the transaction contemplated by the Tri-Party Lock Up Agreement was consummated;

Whereas, the parties to the Tri-Party Lock Up Agreement were unable to reach agreement on the documentation and transactions contemplated thereunder and on February 12, 2010, the Tri-Party Lock Up Agreement automatically terminated pursuant to the terms thereof;

Whereas, on or about March 17, 2010, consistent with the terms of the Amended and Restated Escrow Agreement, New Parent requested from FATCO the return of the Letters of Credit and on or about March 19, 2010, FATCO returned such Letters of Credit to New Parent;

Whereas, consistent with the terms of the Standstill Agreement, Debtor, New Borrower, First Lien Agent and FATCO are replacing the Amended and Restated Escrow Agreement with that certain Second Amended and Restated Escrow Agreement, pursuant to which the previously funded Deposit (which at all times since its initial funding on November 16, 2009 was held by FATCO) shall continue to be held by FATCO as the Deposit required to be funded by New Borrower under the reinstated Lock Up Agreement;

Whereas, consistent with Section 7.1(b)(vii) of the Lock Up Agreement, First Lien Agent and Debtor have previously agreed to the form of the Final Cash Collateral Order on or prior to November 11, 2009, which form has been modified to the satisfaction of both First Lien Agent and Debtor prior to the execution hereof as required by the Standstill Agreement;

Whereas, pursuant to the requirements of the Standstill Agreement, the Parties have agreed to make certain amendments to the Lock Up Agreement and in furtherance thereof wish to amend the Lock Up Agreement as set forth in this Amendment; and

Whereas, the Parties now intend for the Debtor to commence the Prepackaged Case on or about April 20, 2010 (which hereinafter replaces the previously agreed to Petition Date of November 16, 2009).

Now, Therefore, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

Section 1. Amendments to the Lock Up Agreement.

1.1. Amendments to Recitals to the Lock Up Agreement. The eighth “Whereas” Recital to the Lock Up Agreement is hereby amended and restated in its entirety to read as follows:

“Whereas, on November 5, 2009, FX II and Las Vegas Parent were merged into the Debtor, with the Debtor being the sole surviving entity (such transaction, the “Merger”);”.

1.2. Amendment to Definitions in Section 1 of the Lock Up Agreement. The definition of “Outside Date” in Section 1 of the Lock Up Agreement is hereby amended by deleting the phrase “May 18, 2010” and replacing it with the following phrase: “August 10, 2010”.

1.3. Amendment to Section 3 of the Lock Up Agreement. Section 3.3 of the Lock Up Agreement is hereby amended and restated in its entirety to read as follows:

“3.3. Merger. The First Lien Lenders confirm that they have received documentation effectuating the Merger and that such documents and the Merger are acceptable. Notwithstanding Section 6.7 of the First Lien Credit Agreement, the First Lien Lender consent to and approve the Merger on the basis of such documentation.”.

1.4. Amendments to Section 7 of the Lock Up Agreement.

(a) Section 7.1(b)(i) of the Lock Up Agreement is hereby amended by deleting the phrase “the Petition Date has not occurred by November 16, 2009” and replacing it with the following phrase: “the Petition Date has not occurred by April 20, 2010”.

(b) Section 7.1(b)(iii) of the Lock Up Agreement is hereby deleted in its entirety and replaced by the following phrase: “(iii) the Plan Funding Agreement, dated as of November 16, 2009 has not been amended in accordance with the provisions of the Standstill Agreement by April 16, 2010;”.

(c) Section 7.1(b)(iv) of the Lock Up Agreement is hereby deleted in its entirety and replaced by the following phrase: “(iv) the Equity Sponsor Commitment, dated as of November 16, 2009 has not been amended in accordance with the provisions of the Standstill Agreement by an agreement in substantially the form as Exhibit F hereto by April 19, 2010;”.

(d) Section 7.1(b)(vii) of the Lock Up Agreement is hereby deleted in its entirety and replaced by the following phrase: “(vii) the First Lien Agent and the Debtor have not agreed to the modifications necessary to reflect the passage of time to the previously agreed to final form of the Final Cash Collateral Order by April 16, 2010;”.

1.5. Amendments to Exhibit B-3 of the Lock Up Agreement. Exhibit B-3 of the Lock Up Agreement is hereby amended and restated in its entirety to read as set forth on Attachment 1 to this Amendment.

1.6. Amendments to Exhibit C of the Lock Up Agreement. Exhibit C of the Lock Up Agreement is hereby amended and restated in its entirety to read as set forth on Attachment 2 to this Amendment.

1.7. Amendments to Exhibit D of the Lock Up Agreement. Exhibit D of the Lock Up Agreement is hereby amended and restated in its entirety to read as set forth on Attachment 3 to this Amendment.

1.8. Amendments to Exhibit E of the Lock Up Agreement. Exhibit E of the Lock Up Agreement is hereby amended and restated in its entirety to read as set forth on Attachment 4 to this Amendment.

1.9. Amendments to Exhibit F of the Lock Up Agreement. The Lock Up Agreement is hereby amended by inserting Attachment 5 to this Amendment as a new Exhibit F to the Lock Up Agreement.

Section 2. Effect of Amendment on the Lock Up Agreement. On and after the Effective Date (as defined below) of this Amendment, (i) each reference in the Lock Up Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Lock Up Agreement shall mean and be a reference to the Lock Up Agreement as amended by the Amendment and (ii) each reference in any Transaction Document to the Lock Up Agreement or “thereunder”, “thereof” or words of like import referring to the Lock Up Agreement shall mean and be a reference to the Lock up Agreement as amended by this Amendment. The Lock Up Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Except as expressly set forth in this Amendment, no other amendment, modification, consent or waiver of the Lock Up Agreement should be construed or implied.

Section 3. Effectiveness. This Amendment shall become effective as of the date hereof (the “Effective Date”) when and if each Party hereto shall have executed and delivered to the First Lien Agent a counterpart of this Amendment. This Amendment is subject to and made in accordance with the provisions of Section 8.8 of the Lock Up Agreement.

Section 4. Miscellaneous Terms.

4.1. Headings. The headings of all sections of this Amendment are inserted solely for the convenience of reference and shall not affect the interpretation hereof.

4.2. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Amendment, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Amendment, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Prepackaged Case is commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Amendment unless and until the Prepackaged Case has been dismissed or the automatic stay has been lifted, in which case all disputes will be adjudicated in the Southern District of New York.

4.3. Waiver of Jury Trial. Each of the Parties hereby waives trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the actions of the Parties in the negotiation, administration, performance or enforcement thereof.

4.4. Counterparts. This Amendment may be executed (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

4.5. Integration. This Amendment and any agreement referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof. The terms hereof may not be contradicted by any evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the Parties concerning the subject matter hereof.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

FX LUXURY LAS VEGAS I, LLC
(f/k/a Metroflag BP, LLC),
a Nevada limited liability company
By: FX Luxury, LLC (f/k/a FX Luxury Realty, LLC), a Delaware limited liability company, its sole member
By: FXL, Inc., a Delaware corporation, its managing member
By:

Name: Mitchell J. Nelson

Title: President

LIRA Property Owner, LLC By:
Name: Paul C. Kanavos

Title: Authorized Signatory

LIRA LLC By:
Name: Paul C. Kanavos

Title: Authorized Signatory

[Lender and Agent pages to come]Attachment 1
Amended and Restated Exhibit B-3 to Lock Up Agreement

Exhibit B-3

Auction and Bidding Procedures Motion

Auction and Bidding Procedures Motion Term Sheet

The Auction and Bidding Procedures Motion to be filed with the Bankruptcy Court in connection with the Auction shall provide, among other things, for the following:

Sale Price	No less than the Minimum Bid Threshold
Bidding Deadline	Sixty-five (65) days after entry of the Bankruptcy Court’s order approving the auction and the bidding procedures.
Qualified Bid – Certain	A bid will be deemed a Qualified Bid if:
Terms and Conditions of the Sale
(a) it is submitted by the Bidding Deadline
(b) it is a cash only/cash with a firm financing commitment, with a 10%
escrow and balance to be paid at closing
(c) it is in an amount not less than the Minimum Bid Threshold
(d) it provides that the buyer will pay all transfer taxes and title insurance incurred in connection with the sale
(e) it provides for a purchase as-is, where-is with no substantial representations or warranties from the seller
(f) it is accompanied by:

• a purchase and sale agreement executed by the bidder
• evidence of a deposit in escrow, by the bidding deadline, of an amount equal to 10% of purchase price
• proof of the bidder’s ability to close escrow within 30 days after entry of the Bankruptcy Court’s order approving the sale

Non Disclosure and Confidentiality Agreement	To be drafted on usual and customary terms and conditions and to be executed by prospective bidders in order to receive access to the due diligence room
Mutual Due Diligence Data Room	Parties will establish a mutual due diligence room and will cooperate to gather non-privileged documents within their possession and control, for the purpose of the Plan and the Auction, including:

• Lease rent roll and tenant litigation
• Existing title policies with updated title reports and exceptions
• Unexpired leases and executory contracts
• Parking agreements and other existing approvals — with explanatory memoranda
• Most recent environmental reports for the Properties
• Unaudited financials for the Properties for the years 2008 and 2009
• Receiver’s report and cash flow projections
• REA and amendments – with explanatory memoranda
• Marriot settlement agreement regarding future development
• Other usual and customary “due diligence” materials

Auction Date	An auction pursuant to section 363 of the Bankruptcy Code will take place if more than one Qualified Bid acceptable to the Debtor and the First Lien Agent is submitted.
Sale Date
If only one Qualified Bid acceptable to the Debtor and the First Lien Agent is submitted, a sale pursuant to section 363 of the Bankruptcy Code will take place not later than thirty (30) days after entry of the Bankruptcy
Court’s order approving the sale.

Proceeds of Sale
Order confirming sale shall provide for immediate payment and application of proceeds to satisfy the claims of the Senior Group. Any amounts in excess of the amount required to satisfy the claims of the Senior Group shall be distributed or applied in accordance with the Bankruptcy Code.

Plan in lieu of the Sale	If no acceptable Qualified Bids are timely received, Debtor shall proceed to confirmation of the Plan

Attachment 2
Amended and Restated Exhibit C to the Lock Up Agreement

Exhibit C
New Secured Loan Term Sheet

PRIVILEGED & CONFIDENTIAL
SUBJECT TO FEDERAL RULE OF EVIDENCE 408
& ANY SIMILAR APPLICABLE STATE OR FEDERAL RULE OR LAW

MAY NOT BE USED IN ANY JUDICIAL, ARBITRATION, MEDIATION OR ADMINISTRATIVE FORUM FOR ANY PURPOSE WHATSOEVER

TERM SHEET FOR NEW FIRST LIEN LOAN

April 16, 2010

Summary of terms of new loan to be made by Landesbank Baden-Württemberg, New York Branch, as administrative agent and collateral agent (in such capacity, “Agent”) on behalf of certain lenders (“Lenders”) to a newly formed single purpose entity (“New Borrower”).

For reference purposes only, the existing first lien mortgage loan (the “Existing Loan”) was made pursuant to that certain Amended and Restated Credit Agreement (“First Lien Credit Agreement”), dated as of July 6, 2007 among FX Luxury Las Vegas Parent, LLC (f/k/a BP Parent, LLC), FX Luxury Las Vegas I, LLC (f/k/a Metroflag BP, LLC) and FX Luxury Las Vegas II, LLC (f/k/a Metroflag Cable, LLC) (collectively, “Existing Borrower”), Lenders party thereto (“Lenders”) and Agent, as successor in interest to Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent (in such capacity, “Agent”). Capitalized terms used herein without being defined herein shall have the meaning set forth in the First Lien Credit Agreement.

New Borrower, Agent and Lenders hereby agree to consummate a new first lien mortgage loan (the “New Loan”) containing the following terms:

1.	Intentionally Omitted.

2.	Effective Date of New Loan. The New Loan would be made effective upon the transfer of the property to New Borrower in accordance with the provisions of the Plan (the “Effective Date”).

3.	Principal Amount of Loan. The amount of the New Loan as of the Effective Date shall be the sum of (i) $244,000,000.00, plus (ii) all accrued interest incurred (and unpaid) prior to the filing of the bankruptcy of Existing Borrower, plus (iii) all accrued and unpaid fees of Agent incurred prior to the bankruptcy of the Existing Borrower, plus (iv) all accrued and unpaid interest incurred (and unpaid) during the bankruptcy of the Existing Borrower, plus (v) all accrued and unpaid fees of Agent incurred during the bankruptcy of the Existing Borrower, plus (vi) any other amounts to be included as principal of the New Loan as set forth in the Lockup Agreement, each of the foregoing as more specifically described and calculated as set forth in the Lock-Up Agreement.

4.	Repayment of Existing Loan. The Existing Loan shall be repaid on the Effective Date from (a) the proceeds of the New Loan, plus (b) a payment by or on behalf of New Borrower of $15,000,000.00.

5.	Initial Maturity Date of the New Loan. Six (6) years from the Effective Date (such term, the “Initial Term” and such date, the “Initial Maturity Date”).

6.	Extension Option. There shall be one (1) one-year (the “Extension Term”) extension option (the “Extension Option”) subject to the following conditions to be satisfied upon the exercise of the Extension Option: (i) New Borrower has provided to Agent not less than ninety (90) days prior written notice of its intention to exercise the Extension Option; (ii) on the date such notice is received by Agent and on the commencement date of the Extension Term, no Event of Default shall exist and be continuing; (iii) on or before the commencement date of the Extension Term, New Borrower shall have paid to Agent the Exit Fee in full; (iv) on or before the commencement date of the Extension Term, New Borrower shall have paid to Agent an extension fee equal to thirty-five (35) basis points on the then outstanding principal balance of the New Loan; (v) the DSCR shall be no less than 1.2:1.0 (based on a forward looking 12-month basis on the then applicable interest rate for the Extension Term, which will assume a new Liquidity Spread and Margin method as set forth below); (vi) the Liquidity Spread shall be adjusted as per below to the First Lien Lenders’ cost of funds as of the commencement of the Extension Term; and (vii) the Margin shall be increased to the greater of (a) 170 basis points and (b) the current market margin, such margin to be paid currently and not accrued).

7.	Interest Rate: Floating rate on one (1) or three (3) month cost of funds ($-LIBOR plus Liquidity Spread (as defined below)) plus Margin. Borrower has the option to choose a one (1) or three (3) month period at the end of each interest period, but there may be no more than two (2) LIBOR tranches at any one time. The monthly payment during the Initial Term shall be equal to LIBOR plus Liquidity Spread.

8.	Interest Rate Hedge Requirement. No interest rate hedging agreement or other arrangement shall be required.

9.	Liquidity Spread: The Liquidity Spread shall mean Lenders’ costs for providing liquidity throughout the term of the New Loan; the highest cost among Lenders’ rates shall apply. The final spread will be settled two (2) Business Days prior to closing and will then be fixed and payable throughout Initial Term. For the Extension Term a new Liquidity Spread will be settled two (2) days prior to the commencement of the Extension Term and will then be fixed and payable throughout the Extension Term. If the then applicable Liquidity Spread is greater than the immediately preceding Liquidity Spread, the greater Liquidity Spread shall apply. As of March 29, 2010, the Liquidity Spread is equal to 150 bps per annum for a 6-year term.

10.	Margin. During the Initial Term, the Interest Rate Margin on the New Loan shall be 150 bps per annum, but shall accrue and be paid as an Exit Fee (see below).

11.	Prepayment. Prepayment in amounts of at least $1,000,000.00 shall be possible subject to (a) 10 business days prior notice, (b) payment of any breakage costs (including, without limitation, with respect to LIBOR breakage and Liquidity Spread breakage), which costs shall be calculated by Lenders and binding on New Borrower and (c) payment of the Currency Breakage Prepayment Premium with respect to the portion of the New Loan being prepaid to MHB; provided, however, the Currency Breakage Prepayment Premium shall not be payable in connection with partial prepayments of the New Loan made pursuant to the waterfall set forth in paragraph 21. The parties will reasonably cooperate to minimize any breakage fees in connection with any prepayment as a result of any payments made under the waterfall set forth in paragraph 21, including application at the end of an applicable LIBOR period. For purposes hereof, “Currency Breakage Prepayment Premium” shall mean: (i) 250 bps in year 1 of the Initial Term, (ii) 200 bps in year 2 of the Initial Term; (iii) 150 bps in year 3 of the Initial Term; (iv) 100 bps in year 4 of the Initial Term; (v) 50 bps in year 5 of the Initial Term; and (vi) 0 bps in year 6 of the Initial Term.

12.	Amortization. Interest only to be paid during the Initial Term and the Extension Term, to be paid from the Net Operating Income and/or the Interest Reserve Account, if necessary. Any amortization payments shall be made pursuant to the waterfall set forth in paragraph 21 below.

13.	Exit Fee & Case Margin. Upon the earlier of the Initial Maturity Date or repayment of the New Loan, New Borrower shall pay to Lenders a fee equal to 150 basis points per annum calculated on a per diem basis (the “Exit Fee”) less any amounts paid to Lenders pursuant to the waterfall set forth in paragraph 21, subparagraph “eleventh”, below. Upon the earlier of the Initial Maturity Date or repayment of the New Loan, New Borrower shall pay to Lenders any unpaid “Case Margin”, as set forth in the Lock-Up Agreement (the “Case Margin”) less any amounts paid to Lenders pursuant to the waterfall set forth in paragraph 21, subparagraph “ninth” below.

14.	Limited Non-Recourse Carve-Out Guaranty. Limited Non-Recourse Carve-Out Guaranty from Guarantor (defined below), in the amount of $60,000,000.00, which provides that the Loan shall immediately become full recourse to Guarantor in the event of the following: (a) a voluntary (or colluded) bankruptcy of New Borrower, (b) misappropriation of funds, but only to the extent of actual loss, and (c) if upon a Monetary Event of Default (after all notice and cure periods), New Borrower attempts to hinder, delay or cancel a trustee’s sale through legal proceedings. Such Guaranty shall burn down pro rata each year of the Initial Term to a floor of $20,000,000.00 (i.e., 1/6 of $40M per each year of the Initial Term).

15.	Interest Reserve. Borrower will deposit into the Interest Reserve Account on or before the Effective Date, $2,000,000.00.

16.	Interest Reserve Replenishment. Interest Reserve to be replenished pursuant to the waterfall set forth in paragraph 21 below, up to an amount equal to six (6) months of interest payments (LIBOR plus Liquidity Spread, but not including the Margin).

17.	Interest Payment Guaranty. Interest Payment Guaranty from Guarantor (defined below), guaranteeing three (3) months of interest payments (LIBOR plus Liquidity Spread).

18.	Guarantor. Guarantor to be a credit-worthy person(s) and/or entity(ies) acceptable to the First Lien Lenders. Guarantors shall initially be Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino and initially or later, possibly The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P., or others, subject to Agent’s review and approval of financial statements to be provided by or on behalf of the proposed Guarantors.

19.	Capital Expenditures. In the event New Borrower desires to undertake any capital expenditures and/or any tenant improvements, New Borrower shall first provide to Agent a capital expenditure/tenant improvement budget, which shall be subject to the reasonable approval of Agent. In the event that there is not sufficient cash flow to pay for such approved capital expenditures and/or tenant improvements (after taking into account any amounts on reserve in the Capital Expenditure/Tenant Improvement Reserve), and New Borrower desires to undertake such approved capital expenditures/tenant improvements, such shortfall shall be at the sole cost and expense of New Borrower, subject to reimbursement of such shortfall amounts expended pursuant to “sixth” and “seventh” of paragraph 21 below.

20.	Capital Expenditure/Tenant Improvement Reserve. Borrower shall deposit into the Capital Expenditure/Tenant Improvement Reserve on or before the Effective Date, $2,000,000.00 less an Overhead Allowance. “Overhead Allowance” shall mean the amount New Borrower advances with respect to salaries and general overhead from the Petition Date until the Effective Date for New Borrower, or Existing Borrower’s parent or ultimate parent (but not Existing Borrower), but in no event more than $650,000.00.

21.	Cash Management. All revenue from Property shall be deposited into a lockbox account established by New Borrower and pledged to Agent on behalf of Lenders. All funds on deposit shall be disbursed as follows: first, to fund operating expenses (pursuant to an operating budget reasonably approved by Agent); second, to fund a tax reserve account; third, to fund an insurance reserve account; fourth, to fund current interest due and payable; fifth, to replenish the interest reserve account (up to an amount equal to 6-months of interest); sixth, to replenish the capital expenditure/tenant improvement reserve account (up to $2M); seventh, provided no Monetary Event of Default or Triggering Event of Default (to be defined and agreed to by New Borrower and Lenders) has occurred and is continuing, to New Borrower to the extent New Borrower has incurred any costs, pursuant to an approved budget, in respect of any new lease agreement or capital improvement; eighth, to Agent, to the extent that any costs, expenses and/or accrued (but unpaid) interest becomes part of the New Loan as set forth in the Lock-Up Agreement (see paragraph 3), which amounts shall applied to prepay the New Loan; provided, however, in the event that any such prepayment shall result in breakage costs, at New Borrower’s option, such amounts that would otherwise cause such breakage costs shall be deposited in a segregated, interest bearing account pledged to Agent on behalf of Lenders as additional collateral for the New Loan; ninth, to Agent, to be applied to the payment of the Case Margin; tenth, provided no Monetary Event of Default or Triggering Event of Default has occurred and is continuing, to New Borrower in an amount equal to (x) taxable income attributed to the Property ownership times (y) the maximum Federal, State and City tax rate applicable to a taxable individual beneficial owner of New Borrower (a “pass-through” entity) resident in New York City (as verified by an independent accountant acceptable to Agent and Lenders); and eleventh, to be disbursed in equal parts as follows: (a) to Lenders, with any such amounts disbursed to Lenders to be applied to the payment of the Exit Fee; it being understood that upon payment of the Exit Fee in full (whether by crediting amounts disbursed in accordance with the above waterfall or otherwise), all excess amounts being distributed to Lenders in accordance with the above waterfall shall thereafter be applied to prepay the New Loan; provided, however, in the event that any such prepayment shall result in breakage costs, at New Borrower’s option, such amounts that would otherwise cause such breakage costs shall be deposited into a segregated, interest bearing account pledged to Agent on behalf of Lenders as additional collateral for the New Loan, and (b) provided no Monetary Event of Default or Triggering Event of Default has occurred and is continuing, to New Borrower. Any interest earned in the account(s) described in the preceding clauses “eighth” and “eleventh” (the “Prepayment Accounts”) shall be credited to each respective account. Agent shall have the right to apply the funds on account in any Prepayment Account if such application shall not result in any breakage costs or upon the occurrence of an Event of Default or Triggering Event of Default. For the avoidance of doubt, any amounts deposited into any Prepayment Account shall not be deemed to be a prepayment or repayment or reduction of the outstanding principal amount of the New Loan and such amounts shall continue to bear interest until such amounts are actually applied to reduce the outstanding principal amount of the New Loan.

22.	Property Manager. New Borrower shall be permitted to select the property manager and leasing agent, if any, and any replacement property manager or leasing agent subject to the reasonable approval of Agent. Any property management agreement or leasing commission agreement shall be subject to the prior approval of Agent and shall, in the event that the property manager is an affiliate of New Borrower, contain the terms and conditions set forth on Exhibit A attached hereto and made a part hereof. It is contemplated that these will be affiliates of New Borrower.

23.	Operating Budget. New Borrower shall provide to Agent on or before the Effective Date and each January 1st following the Effective Date a proposed annual operating budget which shall be subject to the reasonable approval of Agent (the “Operating Budget”). The Operating Budget shall contain, but not be limited to, real property Taxes, insurance premiums, and any other reasonable cost or expense related to the Property as approved by Agent (the “Approved Expenses”). In the event that there is not sufficient cash flow to pay the Approved Expenses, such shortfall shall be at the sole cost and expense of New Borrower. Note, the Cushman & Wakefield report of February 2009 (attached to the Receiver motion) states that the Property with a Total Rental Area of 194,171 sft could be managed at a cost of approx. $30.00 USD psf per annum. Notwithstanding the forgoing, the initial Operating Budget shall be based on the budget relating to the property operations during bankruptcy.

24.	Leasing. Borrower shall be permitted to enter into Qualified Leases without Agent’s consent. A “Qualified Lease” means a lease or amendment, renewal or extension thereof that (a) provides for rental rates and term, which, in New Borrower’s reasonable judgment (supported by applicable evidence in Agent’s reasonable discretion), are comparable to existing local market rates and terms, (b) is an arms-length transaction, (c) is for a term of not more than six (6) years, but not exceeding the Initial Maturity Date of the New Loan; provided, however, the term of such lease may be more than six (6) years or exceed the Initial Maturity Date if such lease is cancelable after the earlier of six (6) years or the Initial Maturity Date by the landlord thereunder (or successor thereto) on not less than ninety (90) days notice, (d) provides that such lease is subordinate to the First Lien Mortgage and that the tenant under such lease shall attorn to Agent and (e) is on New Borrower’s standard form lease (which shall be previously approved by Agent). Any lease which is not a Qualified Lease shall be permitted only with Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Agent fails to notify Borrower within ten (10) Business Days after receipt of Borrower’s written request for consent, such consent shall be deemed to be given. While New Borrower would expect that short-term leases where extensive tenant installation work is not required will generally not require a non-disturbance agreement (and New Borrower shall not offer one in those circumstances), if and to the extent that New Borrower believes it is appropriate to seek a non-disturbance agreement, whether due to the lease term, credit of the tenant or expense of required tenant installation, Agent will not unreasonably withhold, condition or delay its consent thereto. Upon the second anniversary of the Effective Date, New Borrower and Agent shall cooperate in all reasonable respects to reevaluate the terms and provisions of the definition of “Qualified Lease”.

25.	Loan Documents. Loan Documents to reflect a “retail loan” (not a “development loan”) and are to include covenants and conditions for such a loan to be negotiated by the parties.

26.	Title Insurance. New Borrower shall, at its sole cost and expense, deliver to Agent a new title insurance policy for the amount of the New Loan.

27.	Opinions. New Borrower shall, at its sole cost and expense, deliver to Agent legal opinions, as reasonably requested by Agent with respect to New York Law and Nevada Law, and the law of the jurisdiction of New Borrower, the member(s) of New Borrower and Guarantor (collectively, the “New Borrower Parties”), with respect to the due authorization, execution, delivery, enforceability and any other matters reasonably requested by Agent with respect to any and all documents executed and delivered by any New Borrower Party and any Affiliate of any New Borrower Party, such opinions to be in form and substance satisfactory to Agent.

28.	Costs & Expenses: New Borrower shall pay for all costs and expenses of Agent, Lenders and their respective counsel in connection with the consummation of the New Loan.

29.	Transfer Taxes. Any transfer tax incurred in connection with the New Loan and/or the transfer of the ownership of the property from Existing Borrower to New Borrower shall be at New Borrower’s sole cost and expense.

The foregoing terms are a statement of the parties’ general intent only and do not set forth all of the terms and conditions which are required for the transaction or required in the Loan Documents which the parties are to negotiate and agree upon in their sole discretion. Nothing contained in this term sheet, nor the execution or delivery of this letter by any person or entity, shall be deemed an offer, an acceptance or binding upon any person or entity. Except as set forth in the below, none of the parties hereto will have any legal obligation to any other party hereunder unless and until definitive documentation shall have been executed and delivered by all parties thereto.

Exhibit A to Term Sheet for New First Lien Loan
Minimum Property Management Agreement Terms

1.	Payroll Reimbursements. The payroll costs of all employees of Manager reasonably required in connection with the management and operation of the Property (as defined in the Loan Agreement) shall be reimbursable subject to the following provisions:

(a)	Net operating income shall be determined on each anniversary of the Effective Date (each such date, a “Determination Date”) and the Payroll Reimbursement Amount (as defined below) shall be adjusted accordingly pursuant to the provisions set forth below.

(b)	In the event that net operating income is equal to or less than $9,000,000.00 per annum as of any Determination Date, the payroll reimbursement for such employees (the “Payroll Reimbursement Amount”) shall be equal to $48,400.00 per month (the “Payroll Reimbursement Floor”).

(c)	In the event that net operating income as of any Determination Date exceeds $9,000,000.00 per annum, then the Payroll Reimbursement Amount shall increase over the Payroll Reimbursement Floor according to the percentage increase of net operating income over $9,000,000.00; provided that in no event shall the Payroll Reimbursement Amount exceed $80,000.00 per month.

(d)	In the event that the net operating income as of any Determination Date is less than the net operating income as of the immediately preceding Determination Date, then the Payroll Reimbursement Amount shall decrease from the prior Determination Date according to the percentage decrease of net operating income from year-to-year; provided that in no event shall the Payroll Reimbursement Amount be less than the Payroll Reimbursement Floor.

(e)	If any employee splits his/her time between the Property and other properties, there shall be an equitable apportionment of such employee’s payroll costs.

2.	Other Reimbursable Expenses. All other “Approved Expenses” set forth in the approved Budget that are disbursed by Manager are reimbursable.

3.	Management Fee. The Management Fee shall be 2.75% of gross rents per month.

4.	Leasing Commissions. 6% for all new leases that Borrower is permitted to enter into under the Loan Documents (whether because such leases are “Qualified Leases” or because they are approved or deemed approved by the Agent and/or Lender). 3% for any renewals or expansions except that the commission shall be 4% for any renewals or expansions provided that such renewal or expansion is on substantially different terms, including, without limitation, a material increase in space, rent and term.

5.	Construction Administration Services and Construction Administration Fees. Regardless of who performs the work, the fees shall be as follows: 6% for costs from $0-$499,999; 5% for the next $500,000 — $749,000; 4% for the next $750,000 — $1,000,000; and 3% for amounts exceeding $1,000,000.

6.	Accounts & Cash Management. The account and cash management provisions shall be consistent with the account, lockbox and cash management procedures and provisions set forth in the new Loan Agreement.

Attachment 3
Amended and Restated Exhibit D to Lock Up Agreement

Exhibit D
Interim Cash Collateral Order

Electronically Filed April 21, 2010
HAL L. BAUME, ESQ.
New Jersey Bar No. 028741977
[pro hac vice pending]
DEANNA FORBUSH, ESQ. Nevada Bar No. 6646 FOX ROTHSCHILD, LLP
3800 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169
Telephone: (702) 262-6899
Facsimile: (702) 597-5503
Email:	hbaume@foxrothschild.com
dforbush@foxrothschild.com

[Proposed] Counsel for FX Luxury Las Vegas I, LLC

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re FX LUXURY LAS VEGAS I, LLC, a Nevada limited liability company, Debtor.
Case No. BK-S-10-      -
Chapter 11
INTERIM ORDER PURSUANT TO
11 U.S.C. §§ 105, 361, 362 AND 363
AND FED. R. BANKR. P. 2002, 4001
AND 9014 (I) AUTHORIZING THE
DEBTORS TO USE CASH COLLATERAL AND
(II) GRANTING ADEQUATE PROTECTION
Hearing Date: [INSERT]
Hearing Time: [INSERT]

Upon the emergency motion (the “Cash Collateral Motion”), dated April 21, 2010, of FX Luxury Las Vegas I, LLC (the “Debtor”) debtor and debtor-in-possession in the above-captioned case, requesting entry of an order (this “Interim Cash Collateral Order”) pursuant to Sections 105, 361, 362 and 363 of title 11, United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), authorizing the Debtor to use Cash Collateral (as defined below); and the Court having conducted a hearing (the “Hearing”) to consider the relief requested in the Cash Collateral Motion; and the Court having considered the Omnibus Declaration of Mitchell J. Nelson Filed in Support of First Day Motions, filed on the Petition Date (as defined below); and upon the entire record made at the Hearing and the Court having found good and sufficient cause appearing therefor,

THE COURT HEREBY FINDS AND DETERMINES that:

(a) On April 21, 2010 (the “Petition Date”), the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada.

(b) The Debtor is operating its businesses and managing its properties as a debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

(c) No request has been made for the appointment of a trustee or examiner. No official committee of unsecured creditors or equity security holders has been appointed in the above-captioned case.

(d) This Court has jurisdiction over this chapter 11 case and the Cash Collateral Motion pursuant to 28 U.S.C. § 157(b) and 1334.

(e) Consideration of the Cash Collateral Motion constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2).

(f) The predicates for the relief granted herein are Sections 105, 361, 362 and 363 of the Bankruptcy Code and Rules 2002, 4001(b), 4001(d) and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and LR 4001 of the Local Rules of Bankruptcy Practice and Procedure for the United States District Court for the District of Nevada (the “Local Rules”).

(g) Venue of the Debtor’s chapter 11 case in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

(h) The Debtor is the owner of certain real property consisting of nine contiguous tax parcels,1 in turn comprised of six leasable parcels, covering approximately 17.72 acres, located at the southeast corner of Las Vegas Boulevard and Harmon Avenue, Las Vegas, Nevada (the “Real Property Collateral”).

(i) Pursuant to the terms of that certain Amended and Restated Credit Agreement, dated as of July 6, 2007 (as amended, the “First Lien Credit Agreement”; together with the Loan Documents (as defined in the First Lien Credit Agreement), the “First Lien Loan Documents”), by and among Metroflag BP, LLC (subsequently renamed FX Luxury Las Vegas I, LLC) and Metroflag Cable, LLC (subsequently renamed FX Luxury Las Vegas II, LLC and merged into the Debtor on November 5, 2009), as borrowers (collectively, the “Borrowers”), BP Parent, LLC (subsequently renamed FX Luxury Las Vegas Parent, LLC and merged into the Debtor on November 5, 2009), as guarantor (“Guarantor”),2 the lenders party thereto (collectively, the parties from time to time holding the indebtedness under the First Lien Credit Agreement, the “First Lien Lenders”), and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent for the First Lien Lenders, the Borrowers borrowed $280,000,000 (the “First Lien Loan”), which loan was secured by, among other things, a first lien security interest in the Real Property Collateral pursuant to that certain First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of May 11, 2007, and recorded on May 11, 2007, in Book 20070511 as Instrument 0004533 in the Official Records of Clark County, Nevada, by Borrowers in favor of First American Title Insurance Company, as trustee (the “Security Trustee”)3 for the benefit of Credit Suisse as administrative agent and as collateral agent for the First Lien Lenders, as amended by that certain First Amendment to First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of July 6, 2007, and recorded on July 6, 2007, in Book 20070706 as Instrument 0004184, by Borrowers in favor of the Security Trustee for the benefit of Credit Suisse, as administrative agent and collateral agent for First Lien Lenders (as amended, amended and restated, supplemented and modified from time to time, the “First Lien Deed of Trust”).

(j) Pursuant to the terms of that certain Amended and Restated Credit Agreement, dated as of July 6, 2007 (as amended, the “Second Lien Credit Agreement”; together with the Loan Documents (as defined in the Second Lien Credit Agreement), the “Second Lien Loan Documents”), by and among the Borrowers, as borrowers, Guarantor, the lenders party thereto (collectively, the parties from time to time holding the indebtedness under the Second Lien Credit Agreement, the “Second Lien Lenders” and together with the First Lien Lenders, the “Prepetition Lenders”), and NexBank SSB, as successor in interest to Credit Suisse, as second lien administrative agent and collateral agent (the “Second Lien Agent” and collectively with the First Lien Agent (as hereinafter defined), the “Agents”), the Borrowers borrowed $195,000,000, which loan was secured by a second lien security interest in the Real Property Collateral pursuant to that certain Second Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of May 11, 2007, and recorded on May 11, 2007, in Book 20070511 as Instrument 0004536 in the Official Records of Clark County, Nevada, by Borrowers in favor of the Security Trustee for the benefit of Credit Suisse, as administrative agent and collateral agent for the Second Lien Lenders, as amended by that certain First Amendment to Second Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of July 6, 2007, and recorded on July 6, 2007, in Book 20070706 as Instrument 0004185 in the Official Records of Clark County, Nevada, by Borrowers in favor of the Security Trustee for the benefit of Credit Suisse, as administrative agent and collateral agent for the Second Lien Lenders (as amended, amended and restated, modified or supplemented from time to time, the “Second Lien Deed of Trust”).

(k) Pursuant to the terms of that certain Co-Lender Agreement, dated as of July 6, 2007, by and between Column Financial, Inc., Münchener Hypothekenbank eG (“MHB”) and Deutsche Hypothekenbank (Actien-Gesellschaft) (“Deutsche Hypo”), (i) the First Lien Loan was split into two tranches, an A tranche (the “Note A Tranche”) in the amount of $250,000,000, and a B Tranche (the “Note B Tranche”) in the amount of $30,000,000, with the Note B Tranche to at all times be junior, subject and subordinate to the Note A Tranche, (ii) Deutsche Hypo acquired its interest in the Note A Tranche in an amount equal to $125,000,000 and (iii) MHB acquired its interest in the Note A Tranche in an amount equal to $125,000,000 and its interest in the Note B Tranche in an amount equal to $30,000,000.

(l) Pursuant to the terms of that certain Assignment Agreement, dated as of December 17, 2007, (i) Deutsche Hypo assigned a portion of its interest in the Note A Tranche in an amount of $80,000,000 to Landesbank Baden-Württemberg (“LBBW”) and (ii) MHB assigned a portion of its interest in the Note A Tranche in an amount of $50,000,000 to LBBW and LBBW acquired its interest as a First Lien Lender, subject to the First Lien Credit Agreement and the other First Lien Loan Documents.

(m) Pursuant to the terms of that certain Assignment Agreement, dated as of June 25, 2009, MHB assigned a portion of its interest in the Note A Tranche in an amount of $50,000,0004 to Great Lakes Reinsurance (UK) PLC (“Great Lakes”) and Great Lakes acquired its interest as a First Lien Lender, subject to the First Lien Credit Agreement and the other First Lien Loan Documents.

(n) Pursuant to the terms of that certain Appointment of Successor Administrative Agent and Collateral Agent, dated as of December 22, 2008, Landesbank Baden-Württemberg, New York Branch (the “First Lien Agent”), succeeded Credit Suisse as the administrative agent and the collateral agent under the First Lien Credit Agreement.

(o) Pursuant to the terms of each of (i) the First Lien Deed of Trust, (ii) the Second Lien Deed of Trust, (iii) that certain Pledge and Security Agreement, dated as of May 11, 2007 by the Debtor in favor of the First Lien Agent, the First Lien Collateral Documents (as defined in that certain Amended and Restated Intercreditor Agreement, dated as of July 6, 2007 (the “Intercreditor Agreement”) by and between Guarantor, Borrowers, the First Lien Agent (as successor in interest to Credit Suisse) and the Second Lien Agent), (iv) that certain Pledge and Security Agreement, dated as of May 11, 2007 by the Debtor in favor of the Second Lien Agent and (v) the Second Lien Collateral Documents (as defined in the Intercreditor Agreement) (such documents (i)-(v), collectively, the “Security Agreements”), the Borrowers granted to (I) the First Lien Agent for the benefit of the First Lien Lenders, and (II) the Second Lien Agent for the benefit of the Second Lien Lenders, in each case in accordance with the priorities set forth in the Intercreditor Agreement, security interests in and liens on the Real Property Collateral and all of the other Collateral (as defined in the Intercreditor Agreement), in each case to secure the obligations under the FX Loan Documents (all of the collateral described in the Security Agreements being the “Prepetition Collateral”).

(p) Pursuant to the terms of the First Lien Deed of Trust, the Borrowers absolutely and unconditionally assigned their rights to receive all Rents (as defined in the Security Agreements) derived from the Prepetition Collateral as well as any future leases to the First Lien Agent for the benefit of the First Lien Lenders.

(q) On the Maturity Date (as defined in the First Lien Credit Agreement), the Borrowers failed to repay the principal, interest, and other amounts due under the First Lien Loan. That failure constituted an Event of Default (i) under Section 7.1 of the First Lien Credit Agreement, and (ii) under Section 5.1 of the First Lien Deed of Trust.

(r) On January 6, 2009, the First Lien Agent delivered a letter to the Borrowers confirming that an Event of Default (as defined in the First Lien Credit Agreement) had occurred.

(s) Under Section 2.3 of the First Lien Deed of Trust, upon the occurrence of an Event of Default, the Borrowers’ license to collect Rents would “automatically and immediately terminate” upon the giving of a notice by First Lien Agent, and First Lien Agent would be entitled to “receive and collect the Rents personally or through an agent.”

(t) Following the Borrowers’ Default, First Lien Agent exercised its rights under the assignment of rents in the First Lien Deed of Trust and NRS Chapter 107A. First Lien Agent delivered a letter to the Borrowers dated January 28, 2009, in which First Lien Agent: (i) revoked the Borrowers’ license to collect, receive, use and enjoy the Rents, and (ii) instructed the Borrowers to deposit any Rents which they might receive into a certain “Lockbox Account” pledged to First Lien Agent (the “Agent Cash Management Account”). On or about the same date, First Lien Agent sent the tenants (the “Tenants”) leasing space at the Real Property Collateral a notice substantially in accordance with the form set forth in NRS 107A.290, instructing the Tenants to pay Rents directly to First Lien Agent instead of to the Borrowers.

(u) On June 23, 2009, the Eighth Judicial District Court of Nevada entered an order appointing Larry L. Bertsch as a receiver (the “Receiver”) with respect to the Real Property Collateral.

(v) On October 27, 2009 the Borrowers, the Guarantor, the First Lien Lenders, and certain other parties thereto entered into that certain Lock Up and Plan Support Agreement, which was amended by that certain First Amendment to Lock Up and Plan Support Agreement, dated as of April 16, 2010 (as it may be further amended, supplemented or modified from time to time in accordance with the terms thereof, the “Lock Up and Plan Support Agreement”).

(w) Without prejudice to the rights of any other party, the Debtor admits, stipulates, and agrees that:

(i) the First Lien Loan Documents are in default and have been in default since December 19, 2008 and the Debtor failed to repay the First Lien Loan at maturity on January 6, 2009;

(ii) as of the Petition Date, the Debtor was indebted and liable to the First Lien Lenders, without defense, counterclaim or offset of any kind, in the aggregate principal amount of approximately $259,000,000 for loans made under the First Lien Credit Agreement,5 plus interest thereon, fees and expenses (including any reasonable attorneys’ and advisors’ fees that are chargeable or reimbursable under the First Lien Credit Agreement and the First Lien Loan Documents) (all such indebtedness set forth in this paragraph (ii), the “First Lien Prepetition Indebtedness”);

(iii) as of the Petition Date, the Debtor was indebted and liable to the Second Lien Lenders, in the aggregate principal amount of not less than approximately $195,000,000 for loans made under the Second Lien Credit Agreement (the “Second Lien Prepetition Indebtedness”; and together with the First Lien Prepetition Indebtedness, the “Prepetition Secured Indebtedness”),

(iv) the First Lien Prepetition Indebtedness constitutes the legal, valid and binding obligations of the Debtor, enforceable in accordance with its terms (other than in respect of the stay of enforcement against the Debtor arising from Section 362 of the Bankruptcy Code);

(v) the liens and security interests granted to the First Lien Agent pursuant to and in connection with the First Lien Loan Documents, including, without limitation, all security agreements, pledge agreements, mortgages, deeds of trust, control agreements, assignments (including assignments of rents, revenue, income, issues and profits) and other security documents executed by the Debtor in favor of the First Lien Agent, for its benefit and for the benefit of the First Lien Lenders, are (a) valid, binding, perfected, enforceable, first-priority liens and security interests in the tangible and intangible property constituting the Prepetition Collateral, (b) not subject to avoidance, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law (including any “equities of the case” assertions under section 552(b) of the Bankruptcy Code) and (c) subject and subordinate only to (I) the Carveout (as defined below), solely with respect to the cash of the Debtor (whether held by the Debtor or the First Lien Agent), and (II) valid, perfected and unavoidable liens to the extent such liens are senior to the liens of the First Lien Agent on the Prepetition Collateral;

(vi) as of the Petition Date, all of the Debtor’s cash is held in (a) the Agent Cash Management Account; (b) the FX Las Vegas I, LLC account at Bank of America (Account No. 004964929401) (the “Debtor’s Operating Account”); (c) the Metroflag Travelodge Checking Account at the Bank of America (Account No. 004961612371) (the “Travelodge Account”); and (d) a restricted account6 held by the Receiver holding security deposits received from certain Tenants, which security deposits are to be turned over to Debtor who will open a new, restricted account to hold the Tenants’ deposits (the “Security Deposit Account,” and together with the Debtor’s Operating Account and the Travelodge Account, the “Prepetition Accounts”); and there existed no other accounts in the name of the Debtor, the Borrowers, Guarantor or Receiver, which contained any cash on the Petition Date;7 and

(vii) subject to any waivers, modifications or temporary forbearances provided for under the Lock Up and Plan Support Agreement, all guaranties, sureties and other third party obligations owed to or for the benefit of the First Lien Lenders under the First Lien Loan Documents or other documents related thereto remain in full force and effect and the Debtor will refrain, and will cause its affiliates to refrain, from taking any steps to release or terminate any such obligations.

(x) All of the Debtor’s cash (whether held by the Debtor or the First Lien Agent and including all funds contained in the Prepetition Accounts) constitutes Prepetition Collateral or proceeds of the Prepetition Collateral and, therefore, is cash collateral within the meaning of Section 363(a) of the Bankruptcy Code (the “Cash Collateral”).

(y) The Debtor has an immediate need to use the Cash Collateral in order to operate the Real Property Collateral. Without the ability to utilize the Cash Collateral, the value of the Prepetition Collateral will deteriorate substantially. The First Lien Agent and the Debtor have negotiated at arm’s length and in good faith regarding the use of the Cash Collateral to fund the Debtor’s business and entry of this Interim Cash Collateral Order is in the best interests of the Debtor, its estate and its creditors and equity holders. The reliance of the First Lien Agent, the First Lien Lenders and the Debtor on this Interim Cash Collateral Order is in good faith.

(z) Pursuant to Sections 361, 362 and 363 of the Bankruptcy Code, the Debtor is required to provide adequate protection to the First Lien Lenders. Based on the record before the Court, the terms of the proposed adequate protection arrangements and use of the Cash Collateral are fair and reasonable under the circumstances, are supported by reasonably equivalent value and fair consideration and are likely to minimize disputes and litigation with the First Lien Lenders and other parties in interest.

(aa) Under the circumstances, the notice given by the Debtor of the Cash Collateral Motion and the Hearing constitutes due and sufficient notice thereof and complies with the requirements of Section 363 of the Bankruptcy Code, Bankruptcy Rules 2002 and 4001(b) and Local Rule 4001.

ACCORDINGLY, IT IS HEREBY ORDERED that:

The Cash Collateral Motion is GRANTED to the extent set forth herein and, all objections to the Cash Collateral Motion or the relief requested therein that have not been withdrawn, waived, or settled are hereby overruled on the merits.

Subject to the terms and conditions hereof, the Debtor hereby is authorized, subject to the occurrence of a Termination Event (as defined below), to use Cash Collateral solely in accordance with the terms hereof. Cash Collateral may be used only to satisfy the following expenses (collectively the “Permitted Expenditures”):

i.	Expenses provided for in the budget attached hereto as Exhibit 1 or any revised budget approved in writing by the Debtor and the First Lien Agent (with the consent of the First Lien Lenders)(the “Budget”);[8]

ii.	Expenses related to items provided for in the Budget without exceeding in any category or line item: (y) two hundred per cent (200%) of the budgeted amount for the Borrower’s Professional Fees (defined below) for the applicable period which have accrued and are payable (subject in all cases to the Fee Cap and the prior payment of any Lender’s Fees then due), and (z) one hundred and ten per cent (110%) of the budgeted amounts for any item (other than the Borrower’s Professional Fees) for the applicable period, (any such excess amount a “Permitted Variance”);[9] and

iii.	Expenses approved in writing by the First Lien Agent pursuant to any Supplemental Budget Request (defined below).

With respect to any non-budgeted expenditure item or budgeted expenditure items that exceed the Permitted Variance, the First Lien Agent shall respond to Debtor’s requests (which shall be e-mailed and faxed) for payment of such expenses (which shall include or attach reasonably sufficient evidence demonstrating the need for any such non-budgeted expenditure) (“Supplemental Budget Requests”) not later than five (5) business days after receipt thereof and shall not unreasonably withhold, delay or condition such consent.

The Debtor shall maintain its existing cash management system, which shall include maintenance of: (i) the Agent Cash Management Account, (ii) the Debtor’s Operating Account, (iii) the Travelodge Account,10and (iv) Security Deposit Account,11 which accounts shall be the only accounts in which cash of the Debtor is maintained during pendency of this chapter 11 case. Within two business days of the date hereof, the Debtor shall deliver to the First Lien Agent and its advisors a statement of the amount of cash in the Debtor’s Operating Account and the Travelodge Account certified by a responsible officer. The First Lien Agent shall continue to be authorized to direct Tenants to pay all rents into the Agent Cash Management Account for the benefit of the First Lien Lenders, and the Debtor shall promptly transfer into the Agent Cash Management Account any rents received directly from Tenants. The Debtor shall timely receive all records of all activity in the Agent Cash Management Account and First Lien Agent shall not dispose of any funds held in the Agent Cash Management Account, except in accordance with the terms of this Interim Cash Collateral Order or any other order of the Bankruptcy Court.

Within two business days of the date hereof, the First Lien Agent shall, solely to the extent there are funds available in the Agent Cash Management Account, fund the full amount of any expenses provided for under the Budget for the month in which this Interim Cash Collateral Order is entered less the amount of any cash in the Debtor’s Operating Account. Thereafter, on the tenth business day of any calendar month (or such later date upon which rent checks have been deposited to the Agent Cash Management Account), the First Lien Agent shall, solely to the extent there are sufficient funds available in the Agent Cash Management Account, fund the full amount of any expenses provided for under the Budget (the “Monthly Funding Amounts”) for that month (e.g., budgeted expenses for the month of January will be funded on the tenth business day of January). The First Lien Agent shall fund such Monthly Funding Amounts to the Debtor’s Operating Account and such amounts shall be used by Debtor only in accordance with the terms of this Order to pay Permitted Expenditures and to make adequate protection payments permitted hereunder. The Debtor shall be permitted to maintain the following reserves (subject to the limitations on the use of such reserves as are outlined below):

i.	Chapter 11 Reserves. To the extent that any amounts included in the Budget for U.S. Trustee Fees or the Borrower’s Professional Fees (the “Chapter 11 Expenses”) are funded in any month and such funds are not used for the payment of such Chapter 11 Expenses, any such unused amounts (the “Chapter 11 Reserves”) shall be retained by the Debtor in the Debtor’s Operating Account to be used only for the future payment of the specific Chapter 11 Expense for which the funds were advanced.

ii.	Excess Funded Cash. Subject to the provisions of paragraph 13(d) below, to the extent that any amount funded as a Monthly Funding Amount (other than amounts relating to Chapter 11 Expenses) are not used by the Debtor to satisfy the line item for which they were intended (due to a lower than anticipated cost for any such item), such amounts shall, subject to an aggregate maximum of $250,000 (the “Maximum Excess Funded Cash”) be retained by the Debtor in the Debtor’s Operating Account (such funds the “Excess Funded Cash”) to be used in future months solely to satisfy Permitted Expenditures for which funds are not otherwise available (e.g., to pay Permitted Variances with respect to budgeted items or amounts approved by the First Lien Lenders pursuant to Supplemental Budget Requests).

iii.	Opex Holdback. To the extent that any amounts funded as a Monthly Funding Amount (other than amounts relating to Chapter 11 Expenses) are not used by the Debtor to satisfy the line item for which they were intended, but such amounts have been accrued and are expected to be due and payable in forthcoming months, such amounts shall, subject to an aggregate maximum of $100,000 (the “Maximum Opex Holdback”) be retained by the Debtor in the Debtor’s Operating Account (such funds the “Opex Holdback”) to be used in future months solely to satisfy the Permitted Expenditures for which such funds were originally earmarked.

On or before the fifth business day of any calendar month, the Debtor shall deliver to First Lien Agent and its advisors a report in form and substance reasonably acceptable to the First Lien Agent (a “Monthly Report”) with respect to activity in the prior calendar month, which shall be in form and substance substantially similar to the monthly reports received prepetition by the First Lien Lenders from the Receiver and in any event shall include the following:

(2)	Confirmation of receipt of the Monthly Funding Amounts.

(3)	A statement reflecting actual receipts, expenditures and ending cash (including Chapter 11 Reserves, Excess Funded Cash and the Opex Holdback) compared to the Budget, including a description of any material variances from expenditures permitted by the Budget (i.e., variances in excess of 5%) on a line item basis, the reasons underlying such variances and reasonably sufficient evidence demonstrating the need for any such variance.

(4)	A statement identifying any Supplemental Budget Requests which the Debtor reasonably anticipates it may be required to make in the month in which the report is delivered.

(5)	A statement confirming that Cash Collateral disbursed to and expended or otherwise transferred by the Debtor has solely been used to satisfy Permitted Expenditures during the immediately preceding period (i.e., the period since the delivery of the last Monthly Report, or in the case of the first Monthly Report, the period since the entry of this Order).

(6)	A monthly leasing report and an updated rent roll, together with copies of any new leases.

Each Monthly Report shall be certified by a responsible officer of the Debtor.

b. Pursuant to Sections 361 and 363 of the Bankruptcy Code and subject to the availability of sufficient cash and the priorities outlined in paragraph 6 below, the First Lien Agent is entitled, for the benefit of the First Lien Lenders, to adequate protection of its interests in the Prepetition Collateral, including the Cash Collateral, for and equal in amount to the aggregate diminution in value of the Prepetition Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtor (or other decline in value) of Cash Collateral or any other Prepetition Collateral and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code (collectively, the “First Lien Lender Adequate Protection Obligations”). As adequate protection, the First Lien Agent is hereby granted the following:

(1)	As security for the payment of the First Lien Lender Adequate Protection Obligations, the First Lien Agent is hereby granted (effective and perfected as of the Petition Date and without the necessity of the execution by the Debtor of mortgages, security agreements, pledge agreements, financing statements or other agreements) valid, binding and enforceable security interests in and liens on (the “Replacement Liens”), all currently owned or hereafter acquired property and assets of the Debtor of any kind or nature, whether real or personal, tangible or intangible, wherever located, now owned or hereafter acquired or arising and all proceeds, products, rents and profits thereof, including, without limitation, all cash (including all cash in the Prepetition Accounts), goods, accounts receivable, inventory, cash-in-advance deposits, real estate, stock in subsidiaries, machinery, equipment, vehicles, trademarks, trade names, licenses, causes of action, rights to payment (including tax refund claims), insurance proceeds and tort claims (and subject to the entry of the Final Order (as defined below), including actions for preferences, fraudulent conveyances and other avoidance power claims and any recoveries thereon under Sections 544, 545, 546, 547, 548 and 549 of the Bankruptcy Code) and the proceeds, products, rents and profits of all of the foregoing (the “Postpetition Collateral”), with the Replacement Liens having the same relative priorities among and between the First Lien Agent, the First Lien Lenders, the Second Lien Agent and the Second Lien Lenders as set forth in the Security Agreements, in the Intercreditor Agreement and in the Co-Lender Agreement, subject and subordinate only to (i) the Carveout (as defined below) and (ii) liens encumbering such Postpetition Collateral (other than liens in favor of the First Lien Agent and the Second Lien Agent to secure the Prepetition Secured Indebtedness) that were properly perfected as of the Petition Date and senior to the liens granted in favor of the First Lien Agent and the Second Lien Agent to secure the Prepetition Secured Indebtedness (provided, however, that in the event any liens senior in priority to the prepetition security interests and liens held by the Prepetition Lenders are avoided or subordinated, the subordinated and avoided liens will not be preserved for the benefit of the estate pursuant to Section 551 of the Bankruptcy Code and the security interests and liens of Prepetition Lenders will be elevated in priority);

(2)	The First Lien Lender Adequate Protection Obligations shall constitute allowed administrative expense claims under Sections 503(b)(1), 507(a) and 507(b) of the Bankruptcy Code (the “First Lien Lender 507(b) Claims”) and shall be paid with priority over any and all (i) administrative expenses (other than the Carveout) of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code including, without limitation, Sections 105, 326, 328, 330, 331 and 726 of the Bankruptcy Code and (ii) unsecured claims, in each case against the Debtor, now existing or hereafter arising of any kind or nature. The First Lien Lender 507(b) Claims shall at all times be senior to the rights of the Debtor, and any successor trustee or any creditor, in this chapter 11 case or any subsequent case under the Bankruptcy Code. Subject only to the Carveout, no cost or expense of administration under Sections 105, 503(b) or 507(b) or otherwise, including those resulting from the conversion of this chapter 11 case pursuant to Section 1112 of the Bankruptcy Code, shall be senior to, or pari passu with, the First Lien Lender 507(b) Claims arising out of the First Lien Lender Adequate Protection Obligations;

(3)	Through the occurrence of a Termination Event, interest on the unpaid balance of the First Lien Prepetition Indebtedness from time to time outstanding shall be payable at the LIBOR plus Liquidity Spread rate referenced in the Lock Up and Plan Support Agreement (which during the pendency of the Debtor’s chapter 11 case shall be deemed to be one-month LIBOR plus 150 basis points, subject to a final adjustment and true-up at the conclusion of the case based on a good faith calculation by the First Lien Agent of the LIBOR plus Liquidity Spread rate applicable during the pendency of the case) (such rate, the “Cost of Funds Rate”) and be paid by the Debtor to the First Lien Agent for the benefit of the First Lien Lenders;

(4)	Through the occurrence of a Termination Event, cash payment of all fees and disbursements of the First Lien Agent and the First Lien Lenders under the First Lien Credit Agreement (and the First Lien Loan Documents) incurred after the Petition Date including, but not limited to, the reasonable fees owed and amounts to be paid or reimbursed for professionals (including, but not limited to, the reasonable fees and disbursements of counsel and consultants, including legal and financial consultants and any other consultants or professionals referred to in the First Lien Credit Agreement and the First Lien Loan Documents) for the First Lien Agent and the First Lien Lenders pursuant to the First Lien Credit Agreement and the First Lien Loan Documents; and

(5)	With respect to all payments described in the preceding paragraphs (c) and (d) (the “First Lien Lender Adequate Protection Payments”), the First Lien Agent and the Debtor shall be permitted to cause such First Lien Lender Adequate Protection Payments to be made to the First Lien Lenders, in all cases subject to paragraph 6 below.

The Replacement Liens shall not be subject to equitable subordination under section 510 of the Bankruptcy Code and shall not be subject to sections 549 or 550 of the Bankruptcy Code.

c. On the ninth business day of any calendar month (excluding the month in which this Interim Cash Collateral Order is entered), any cash held in the Debtor’s Operating Account or the Agent Cash Management Account (but excluding cash held in the Travelodge Account, Security Deposit Account or cash retained on account of Chapter 11 Reserves), shall be applied by the Debtor and the First Lien Agent in the following order of priority:

•	first, to pay Permitted Expenditures (excluding amounts payable under second and third below) accrued in the preceding month or to establish reserves for Excess Funded Cash (in an amount not to exceed the Maximum Excess Funded Cash) and the Opex Holdback (in an amount not to exceed the Maximum Opex Holdback);

•	second, to costs and expenses of the First Lien Agent and the First Lien Lenders (including those of their respective counsel and other advisors for work relating to the chapter 11 case) (the “Lenders’ Fees”) in the preceding month;

•	third, subject to the availability of sufficient funds for the next Monthly Funding Amount, to permitted expenses of the Debtor for the preceding calendar month, including the fees and expenses of the Debtor’s professionals (or the funding of the Chapter 11 Reserves, in an amount not to exceed the then accrued fees, for the payment of same upon interim or final allowance) but the total shall not exceed $1,250,000 for the Prepackaged Case (collectively “Borrower’s Professional Fees”); and

•	fourth, adequate protection payments on account of interest accrued on the unpaid balance of the First Lien Prepetition Indebtedness at the Cost of Funds Rate, for the preceding calendar month; provided, however, that any such amounts shall be held in reserve by the First Lien Agent in the Agent Cash Management Account (such funds the “Interest Reserve”) until such time as the Interest Reserve shall equal:

$1,200,000 less the amount of any Borrower’s Professional Fees which have been paid or with respect to which a Chapter 11 Reserve has been established (such amount, the “Maximum Interest Reserve”)

To the extent that the Interest Reserve equals the Maximum Interest Reserve, and subject to the availability of sufficient funds for the next Monthly Funding Amount, any adequate protection payments on account of interest described in this priority “fourth” shall be payable to the First Lien Agent for the benefit of the First Lien Lenders.

To the extent that any of the aforementioned expenses are not satisfied with respect to any calendar month, the Debtor shall make “catch up” payments on account of such previously unfunded amounts (and the First Lien Agent shall be authorized to release funds to the Debtor from the Agent Cash Management Account for such purpose) in all ensuing months in which there is available cash, in order to ensure that available cash collateral is distributed in accordance with the priorities outlined above (e.g., if an amount was not paid in May, no amounts which are junior in the waterfall shall be paid in June until such time as the more senior payment that was not made in May shall have been satisfied from any available cash). Debtor shall be authorized to use funds from the Excess Funded Cash or Opex Holdback to make “catch-up” payments on account of such previously unfunded amounts. For greater certainty, any cash retained by the Debtor on account of Chapter 11 Reserves shall not be subject to distribution or reallocation pursuant to the waterfall above, except to the extent such funds are used to satisfy the specific Chapter 11 Expense for which they were funded and such funds shall instead be retained by the Debtor for the payment of Chapter 11 Expenses in accordance with the terms hereof unless the Debtor and the First Lien Agent shall agree in writing to an alternative use for such Chapter 11 Reserves.

d. The Second Lien Agent is entitled, for the benefit of the Second Lien Lenders, to adequate protection of its interests in the Prepetition Collateral (if any) for and equal in amount to the aggregate diminution in value of the Prepetition Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtor (or other decline in value) of Cash Collateral or any other Prepetition Collateral and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code (collectively, the “Second Lien Lender Adequate Protection Obligations”). As adequate protection, the Second Lien Agent is hereby granted the following:

(1)	As security for the payment of the Second Lien Lender Adequate Protection Obligations, the Second Lien Agent is hereby granted (effective and perfected as of the Petition Date and without the necessity of the execution by the Debtor of mortgages, security agreements, pledge agreements, financing statements or other agreements) Replacement Liens on the Postpetition Collateral, having the same relative priorities among and between the Second Lien Agent, the Second Lien Lenders, the First Lien Agent and the First Lien Lenders as set forth in the Security Agreements, in the Intercreditor Agreement and in the Co-Lender Agreement, subject and subordinate only to (i) the Replacement Liens granted to the First Lien Agent pursuant to preceding paragraph 4(a), (ii) the Carveout (as defined below) and (iii) liens encumbering such Postpetition Collateral (other than liens in favor of the Second Lien Agent to secure the Prepetition Secured Indebtedness) that were properly perfected as of the Petition Date and senior to the liens granted in favor of the First Lien Agent or the Second Lien Agent to secure the Prepetition Secured Indebtedness (provided, however, that in the event any liens senior in priority to the prepetition security interests and liens held by the Prepetition Lenders are avoided or subordinated, the subordinated and avoided liens will not be preserved for the benefit of the estate pursuant to Section 551 of the Bankruptcy Code and the security interests and liens of Prepetition Lenders will be elevated in priority); and

(2)	The Second Lien Lender Adequate Protection Obligations shall constitute allowed administrative expense claims under Sections 503(b)(1), 507(a) and 507(b) of the Bankruptcy Code (the “Second Lien Lender 507(b) Claims”) and shall be junior in priority to the First Lien Lender 507(b) Claims, but otherwise shall be paid with priority over any and all (i) administrative expenses (other than the Permitted Expenditures and the Carveout) of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code including, without limitation, Sections 105, 326, 328, 330, 331 and 726 of the Bankruptcy Code and (ii) unsecured claims, in each case against the Debtor, now existing or hereafter arising of any kind or nature. The Second Lien Lender 507(b) Claims shall at all times be senior to the rights of the Debtor, and any successor trustee or any creditor (other than the First Lien Lenders), in this chapter 11 case or any subsequent case under the Bankruptcy Code. Subject only to the Permitted Expenditures and the Carveout and the First Lien Lender 507(b) Claims, no cost or expense of administration under Sections 105, 503(b) or 507(b) or otherwise, including those resulting from the conversion of this chapter 11 case pursuant to Section 1112 of the Bankruptcy Code, shall be senior to, or pari passu with, the Second Lien Lender 507(b) Claims of the Second Lien Agent arising out of the Second Lien Lender Adequate Protection Obligations.

e. Except as otherwise contemplated in the Lock Up and Plan Support Agreement, the Debtor shall not sell, assign, convey, dispose of or transfer any Real Property Collateral.

f. Notwithstanding that, as set forth herein, no documents need be executed or filed to create or perfect the liens and security interests granted hereunder, the Debtor is hereby directed to execute and deliver such further documents as the First Lien Agent may request to evidence and give notice of the liens granted hereunder.

g. The Replacement Liens shall be prior and senior to all liens and encumbrances of all other secured creditors in and to such Postpetition Collateral granted, or arising, after the Petition Date (including, without limitation, liens and security interests, if any, granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for the Debtor or its affiliates but excluding any liens for taxes, assessments or levies which are not yet due and payable, or if due and payable, which are being contested in good faith by appropriate proceedings). The Replacement Liens granted pursuant to this Interim Cash Collateral Order shall constitute valid and duly perfected security interests and liens, and neither the First Lien Agent nor the Second Lien Agent shall be required to file or serve financing statements, notices of lien or similar instruments that otherwise may be required under federal or state law in any jurisdiction, or take any action, including taking possession, to validate and perfect such security interests and liens; and the failure by the Debtor to execute any documentation relating to the Replacement Liens shall in no way affect the validity, perfection or priority of such Replacement Liens.

h. As used in this Interim Cash Collateral Order, “Carveout” means (i) all unpaid fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930(a) (the “Statutory Fees”), (ii) the aggregate allowed unpaid fees and expenses payable under Sections 330 and 331 of the Bankruptcy Code to professional persons (including the Debtor’s ordinary course professionals, the Debtor’s sales agent and the Debtor’s financial advisors) retained by the Debtor or any statutory committee appointed in this chapter 11 case pursuant to an order of the Court and the reasonable expenses of the members of such committee, in each case, solely with respect to services provided to the Debtor or work performed with respect to the Debtor, and subject to the limitations set forth in this Interim Cash Collateral Order (including the Fee Cap), in an amount for all such professional persons and such committee members in the aggregate not to exceed, after application of any and all retainers, $250,000; and (iii) in the event of conversion of the Debtor’s chapter 11 case to a case under chapter 7 of the Bankruptcy Code, the reasonable fees and expenses of a chapter 7 trustee under Section 726(b) of the Bankruptcy Code in an amount not to exceed an additional $125,000; provided, however, that under no circumstances shall the Carveout be used to pay professional fees and/or disbursements incurred at any time in connection with: (A) the prosecution of any Challenges (as defined below) against the First Lien Agent and the First Lien Lenders, their predecessors or their respective affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors in connection with matters related to the First Lien Loan Documents, the Security Agreements, the First Lien Prepetition Indebtedness or the Prepetition Collateral, or (B) contesting any motion of the First Lien Agent seeking to modify or lift the automatic stay or to shorten, modify or otherwise alter the Debtor’s exclusive periods for solicitation of acceptances of a plan of reorganization under Section 1121 of the Bankruptcy Code; provided, further, that the Carveout shall be available to pay professional fees and/or disbursements incurred in connection with the investigation of any potential Challenges in an amount not to exceed $50,000. So long as a Termination Event (as defined below) has not occurred (or has been waived), and solely to the extent that they are Permitted Expenditures which have been funded by the First Lien Agent, the Debtor shall be permitted to pay (1) the Statutory Fees and (2) compensation and reimbursement of expenses allowed and payable under Section 330 and 331 of the Bankruptcy Code and/or any orders of this Court (which in no event shall exceed the Fee Cap (as defined on Exhibit B-1 to the Lock Up and Plan Support Agreement)), as the same may be due and payable; provided that the payment of items described by clauses (1) and (2) of this sentence shall not reduce the Carveout, except with respect to payments under clause (2) which shall always be subject to the Fee Cap.

i. Except to the extent of the Carveout, no expenses of administration of the Debtor’s case or any future proceeding that may result therefrom, shall be charged against or recovered from the Prepetition Collateral pursuant to Section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the First Lien Agent.

j. Unless the First Lien Agent has otherwise agreed in writing, the Debtor’s authority to use the Cash Collateral (including Chapter 11 Reserves, Excess Funded Cash and any amounts held in the Travelodge Account or the Security Deposit Account) under this Interim Cash Collateral Order shall terminate on the date (the “Termination Date”) that is the first business day after the First Lien Agent provides written notice to counsel for the Debtor, the Office of the United States Trustee for the District of Nevada, Second Lien Agent, counsel for any statutory committees and, if no committee for unsecured creditors is appointed, the top 20 general unsecured creditors, that a Termination Event has occurred and is occurring. Upon the Termination Date, all funds held in the Interest Reserve shall automatically be transferred to the First Lien Lenders as adequate protection payments, and such funds shall no longer constitute Cash Collateral. As used in this Interim Cash Collateral Order, the term “Termination Event” means the occurrence of any of the following:

(1)	The Final Order shall not have been entered by the Court within 30 days of the date hereof;

(2)	The Debtor shall fail to make any payment to or for the benefit of the First Lien Agent or the First Lien Lenders as and when required by this Interim Cash Collateral Order (in all cases subject to the retention by the Debtor of the Chapter 11 Reserves for the satisfaction of Chapter 11 Expenses that are Permitted Expenditures), the First Lien Lenders shall not timely receive any First Lien Lender Adequate Protection Payments pursuant to the terms hereof, or the Debtor shall otherwise fail to comply with the terms hereof, including, without limitation, by failing to deliver a Monthly Report, in any of the foregoing instances, within five (5) days of delivery of a notice;

(3)	There shall be any adverse variance greater than the Permitted Variance between actual and budgeted expenses (not revenue) set forth in any line item in the Budget for any monthly period and Debtor shall have paid or deliberately incurred such expense without having sought approval of such variance pursuant to a Supplemental Budget Request;

(4)	The Debtor shall fail to make any payment with respect to the Properties that should be made in the ordinary course of business and for which funds have been provided under the Budget;

(5)	The entry of an order in the Debtor’s chapter 11 case granting relief from the automatic stay so as to allow a third party or third parties to proceed against any Prepetition Collateral or Postpetition Collateral;

(6)	An order of the Bankruptcy Court or any other court of competent jurisdiction, other than the Final Order requested by the Cash Collateral Motion, shall be entered reversing, amending, supplementing, staying, vacating or otherwise modifying this Interim Cash Collateral Order in a manner adverse to the First Lien Agent and First Lien Lenders, or which adversely affects their rights and interests hereunder (unless the First Lien Agent shall have consented to the entry of such order); and

(7)	Upon the occurrence of any event set forth in Section 7.1 of the Lock Up and Plan Support Agreement (subject to any cure rights or any waiver permitted therein), or if the Debtor shall have sought to have the Lock Up and Plan Support Agreement rejected.

The Debtor stipulates that the giving of any notice under, the termination or the enforcement of the Lock Up and Plan Support Agreement by the First Lien Agent pursuant to the terms thereof shall not constitute a violation of the automatic stay, require approval of this Court, or otherwise be subject to any ruling or finding of this Court. The occurrence of a Termination Event under this Interim Cash Collateral Order as a result of the termination of the Lock Up and Plan Support Agreement for a Fault-Based Termination (a “Fault Based Termination Event”), constitutes a valid and sufficient grounds for lifting the automatic stay of Section 362(a) of the Bankruptcy Code for the benefit of the First Lien Lenders. Upon any such Fault Based Termination Event the automatic stay shall be lifted on the Termination Date without further action by this Court for the benefit of the First Lien Agent and First Lien Lenders to, without limitation, enforce all available rights under the First Lien Loan Documents and against the collateral granted thereunder and by this Interim Cash Collateral Order. The Debtor unconditionally agrees not to oppose, support any opposition of or in any way impede, hamper or delay the lifting of the automatic stay in the event of the occurrence of a Fault Based Termination Event.

k. If an order of the Bankruptcy Court shall be entered in the Debtor’s chapter 11 case appointing a trustee under chapter 11 of the Bankruptcy Code or an examiner having enlarged powers (beyond those set forth under Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, other than an appointment of a trustee or examiner upon a motion of the First Lien Agent seeking such appointment (in violation of the Lock Up and Plan Support Agreement), then all authority to use Cash Collateral to pay such appointee, or any professionals retained by such appointee, shall be suspended until further order of the Court.

l. If an order dismissing the Debtor’s chapter 11 case under Section 1112 of the Bankruptcy Code or otherwise is at any time entered, (a) the Replacement Liens (as subject to the Carveout) granted pursuant to this Interim Cash Collateral Order shall continue in full force and effect with the priorities provided herein and shall remain binding on all parties in interest notwithstanding such dismissal until the obligations secured thereby shall have been indefeasibly paid and satisfied in full, and (b) this Court shall retain jurisdiction, notwithstanding such dismissal, for the limited purposes of enforcing such Replacement Liens.

m. The provisions of this Interim Cash Collateral Order and any actions taken pursuant hereto shall survive entry of any order which may be entered (a) confirming any plan of reorganization in this chapter 11 case or (b) converting any of this chapter 11 case to a chapter 7 case, and the terms and provisions of this Interim Cash Collateral Order as well as the 507(b) Claims and the Replacement Liens (each as subject to the Carveout) granted pursuant to this Interim Cash Collateral Order shall continue in full force and effect notwithstanding the entry of any such order, and such 507(b) Claims and Replacement Liens shall maintain their priority as provided by this Interim Cash Collateral Order until all of the First Lien Lender Adequate Protection Obligations and the Second Lien Lender Adequate Protection Obligations are paid in full and discharged.

n. The provisions of this Interim Cash Collateral Order shall be binding upon and inure to the benefit of the Prepetition Lenders and the Debtor and their respective successors and assigns, including any trustee hereafter appointed in the chapter 11 case as a legal representative of the Debtor or the Debtor’s estate.

o. The stipulations and admissions contained in this Interim Cash Collateral Order shall be binding upon all other parties in interest unless a party in interest has timely filed a contested matter or an adversary proceeding, or a motion seeking authority to bring any appropriate proceeding as a representative of this estate (the “Authorization Motion”) by no later than forty-five days after the entry of the Final Order on the Court’s docket (i) challenging the validity, enforceability, priority or extent of the First Lien Prepetition Indebtedness, or the First Lien Agents’ liens on the Prepetition Collateral or (ii) otherwise asserting or prosecuting any avoidance actions or any other claims, counterclaims or causes of action (collectively, the “Challenges”) against the First Lien Agent, the First Lien Lenders, their predecessors or their respective affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors in connection with matters related to the First Lien Loan Documents, the Security Agreements, the First Lien Prepetition Indebtedness or the Prepetition Collateral. If no such motion, adversary proceeding or contested matter is timely filed (it being understood that such an adversary proceeding or contested matter is timely filed if commenced promptly following a disposition in favor of a movant of an Authorization Motion), (i) the First Lien Prepetition Indebtedness and all related obligations of the Debtor shall constitute as of the Petition Date allowed claims (subject to a determination of the proper amount of such claims and the amount of collateral securing such claims, if any), not subject to counterclaim, set-off, subordination, recharacterization, defense or avoidance (other than with respect to the proper amount of such claims), for all purposes in this case and any subsequent chapter 7 or 11 case of the Debtor, (ii) the First Lien Agent’s liens on the Prepetition Collateral shall be deemed, as applicable, to have been, as of the Petition Date, legal, valid, binding and perfected, not subject to recharacterization, subordination or avoidance, and (iii) the First Lien Prepetition Indebtedness and all related obligations of the Debtor, the First Lien Agent’s liens on the Prepetition Collateral, and the First Lien Agent and the First Lien Lenders shall not be subject to any other or further challenge by any party in interest (other than a challenge asserting that the First Lien Prepetition Indebtedness is not fully secured, that the liens are not supported by the value of the underlying collateral or that adequate protection payments should be applied to reduce the First Lien Lenders’ claims).

p. Notwithstanding anything or in any other order by this Court to the contrary, no Cash Collateral, Prepetition Collateral or Postpetition Collateral may be used to (a) object to, contest or raise any defense to the validity, perfection, priority, extent or enforceability of any liens or claims (other than with respect to the proper amount thereof and the amount of collateral securing such claims, if any) granted under this Interim Cash Collateral Order or the Security Agreements, (b) assert any Challenges or other causes of action against the First Lien Agent, the First Lien Lenders, their predecessors or their respective agents, affiliates, representatives, attorneys or advisors related to the First Lien Loan Documents or the First Lien Prepetition Indebtedness, (c) prevent, hinder or otherwise delay any First Lien Agent’s assertion, enforcement or realization on the Cash Collateral or the Prepetition Collateral (including, without limitation, through the filing of any motion to lift or modify the automatic stay for the purpose of pursuing state law remedies against such collateral), or (d) seek to modify any of the rights granted to the First Lien Agent or the First Lien Lenders hereunder or under the First Lien Loan Documents, as applicable.

q. Except to the extent expressly provided herein (including in the factual stipulations made by the Debtor hereunder) or in the Lock Up Agreement nothing contained herein shall prejudice the Debtor or the Prepetition Lenders with respect to any matter.

r. In the event of a Termination Event (other than a Fault-Based Termination Event), the Debtor reserves its rights to seek non-consensual use of Cash Collateral, provided, however, that the factual stipulations contained herein shall survive any Termination Event. The Prepetition Lenders reserve their rights to oppose such non-consensual use.

s. In the event of a Termination Event, any amounts which have been funded by the First Lien Agent and disbursed to third parties as Permitted Expenditures in accordance with the terms of this Interim Cash Collateral Order, shall not be subject to disgorgement in favor of the First Lien Lenders absent a finding of mistaken payment, bad faith or fraud.

t. The automatic stay imposed by Section 362 of the Bankruptcy Code shall be, and hereby is, modified to the extent necessary, if any, to authorize any payment hereunder and to implement and effectuate the terms and conditions of this Interim Cash Collateral Order. Further, the Debtor is authorized and directed to perform all acts and execute and comply with the terms of such other documents, instruments, and agreements necessary to effectuate the terms and conditions of this Interim Cash Collateral Order.

u. The hearing to consider entry of a final order granting the relief set forth in this Interim Cash Collateral Order on a final basis (the “Final Cash Collateral Order”) shall be held on [• ], 2010 at [• ] (prevailing Pacific Standard Time) (the “Final Hearing”) to consider any objections (the “Objections”) to the Final Order, and such Objections shall be filed with the Bankruptcy Court electronically and served so that they are received no later than five (5) business days prior to the Hearing (with a courtesy copy delivered directly to the Chambers of the Honorable [• ]) by (a) attorneys for the Debtor, Fox Rothschild, LLP, 3800 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169, Attn: Hal L. Baume, Esq. and Greenberg Traurig, LLP, 1221 Brickell Avenue, Miami, Florida 33131, Attn: Juan Loumiet, Esq.; (b) attorneys for the First Lien Agent, Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, Attn: Andrew V. Tenzer, Esq. and Randall Martin, Esq. and Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, NV 89101, Attn: Rodney M. Jean, Esq.; (c) attorneys for the Second Lien Agent, Haynes & Boone, 1221 Avenue of the Americas, 26th Floor, New York, New York 10020, Attn: Jonathan Hook, Esq.; (d) the Office of the United States Trustee for the District of Nevada, [• ]; and (e) counsel for any statutory committee appointed in these cases, once appointed, so as to be actually received by such filing deadline (collectively, the “Objection Notice Parties”).

v. The Debtor shall cause a copy of this Interim Cash Collateral Order and a notice of the Final Hearing, together with the proposed form of the Final Order, to be served within three (3) business days of entry of this Interim Cash Collateral Order, by first class mail, on the Objection Notice Parties, the Debtor’s known unsecured creditors and all parties-in-interest who have filed a notice of appearance or a request for pleadings pursuant to Bankruptcy Rule 2002 in this chapter 11 case.

w. Pursuant to Bankruptcy Rule 6004(h), this Interim Cash Collateral Order shall be effective immediately upon entry.

DATED:      , 2010

FOX ROTHSCHILD, LLP
By	s/ Hal L. Baume

HAL L. BAUME, ESQ.

New Jersey Bar No. 028741977
[pro hac vice pending]
DEANNA FORBUSH, ESQ.
Nevada Bar No. 6646
3800 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169
Telephone: (702) 262-6899

[Proposed] Counsel for FX Luxury Las Vegas I, LLCExhibit 1

Budget

FX Luxury
Operating Budget for the Proposed Bankruptcy Period
April 12, 2010 - August 11, 2010
Category	Description	April-10	May-10	June-10	July-10	August-10	TOTAL

	Total Tenant Revenue (A)	$760,000	$1,200,000	$1,200,000	$1,200,000	$425,806	$4,785,806

Commissions (B)	Broker Commissions	$6,333	$10,000	$10,000	$10,000	$3,666	$40,000

	Total Commissions	$6,333	$10,000	$10,000	$10,000	$3,666	$40,000

Utilities	Water	$4,623	$6,600	$6,100	$8,000	$3,194	$28,517
	Gas	$127	$100	$100	$58	$20	$404
	Electricity	$8,867	$16,000	$21,000	$18,990	$13,523	$78,380
	Sewer	$18,050	$-	$-	$28,500	$-	$46,550
	Total Utilities	$31,667	$22,700	$27,200	$55,548	$16,736	$153,851

Legal Fees	Legal Fees (Ordinary Course Counsel) Footnote 1	$ 9,500	$ 15,000	$ 15,000	$ 15,000	$ 5,323	$ 59,823
	Receiver Fees	$3,167	$5,000	$5,000	$5,000	$1,774	$19,941
	Total Legal Fees/Receiver Fees	$12,667	$20,000	$20,000	$20,000	$7,097	$79,763

General &	Bank Charges	$63	$100	$100	$100	$35	$399
Administrative	Miscellaneous Expense	$63	$100	$100	$100	$35	$399
	Office Expense (C)	$3,800	$6,000	$6,000	$6,000	$2,129	$23,929
	Rent — Office	$-	$-	$-	$-	$784	$784
	Other	$158	$250	$250	$250	$89	$997
	Postage/Freight/Messenger	$158	$250	$250	$250	$89	$997
	Salary/Wage/Benefits (C)	$30,653	$48,400	$48,400	$48,400	$17,347	$193,201
	Telephone	$760	$1,200	$1,200	$1,200	$426	$4,786
	Total General & Administrative	$35,657	$56,300	$56,300	$56,300	$20,935	$225,491

Operating Expenses	Fire Protection	$950	$1,500	$1,500	$1,500	$532	$5,982
	Janitorial/Porter Services	$17,417	$27,500	$27,500	$27,500	$9,758	$109,675
	Janitorial Supplies	$3,167	$5,000	$5,000	$5,000	$1,774	$19,941
	Landscape Maintenance	$3,167	$5,000	$5,000	$5,000	$1,774	$19,941
	Landscape Repair	$317	$500	$500	$500	$177	$1,994
	Landscape Supplies	$317	$500	$500	$500	$177	$1,994
	Elevator/Escalator	$1,583	$10,721	$2,500	$2,500	$3,804	$21,109
	Entertainment	$19,950	$31,500	$31,500	$31,500	$11,177	$125,627
	Pest Control	$285	$450	$450	$450	$160	$1,795
	Rental Modulars	$6,333	$10,000	$10,000	$10,000	$3,548	$39,882
	Repairs & Maintenance	$22,167	$35,000	$35,000	$35,000	$12,419	$139,586
	Security	$34,833	$55,000	$55,000	$55,000	$19,516	$219,349
	Signage (Footnote 2)	$9,342	$14,750	$14,750	$14,750	$5,234	$58,826
	Trash Removal	$15,200	$4,000	$4,000	$24,000	$1,419	$48,619
	Total Operating Expenses	$135,027	$201,421	$193,200	$213,200	$71,472	$814,320

Professional	Consulting Fees	$-	$-	$-	$-	$-	$-
Fees / Other	Accounting Fees	$-	$-	$-	$-	$-	$-
	Licenses & Permits	$317	$500	$500	$7,500	$177	$8,994
	Total Professional Fees/Other	$317	$500	$500	$7,500	$177	$8,994

Insurance	Liability Insurance	$-	$-	$67,500	$-	$-	$67,500
	Total Insurance	$-	$-	$67,500	$-	$-	$67,500

Real Estate Taxes &	Real Estate Taxes (H)	$-	$-	$-	$-	$-	$-
Assessments	Special Assessment Taxes	$-	$-	$9,000	$-	$4,435	$13,435
	Total Real Estate Taxes & Assessments	$ -	$ -	$ 9,000	$ -	$ 4,435	$ 13,435

Property	Property Management (D)	$17,955	$28,350	$28,350	$28,350	$10,060	$113,065
Management	Total Property Management	$17,955	$28,350	$28,350	$28,350	$10,060	$113,065

Capital Development	Capital / Working Capital (Footnote 3)	$ 6,333	$ 10,000	$ 10,000	$ 10,000	$ 3,666	$ 40,000
	Total Cash Expenses	$245,955	$349,271	$422,050	$400,898	$138,245	$1,556,419

Totals	Revenue (from line 6)	$760,000	$1,200,000	$1,200,000	$1,200,000	$425,806	$4,785,806
	Tenant Operating, G&A, and Other
	Expenses (from line 56)	$245,955	$349,271	$422,050	$400,898	$138,245	$1,556,419

	Net Operating Cash	$514,045	$850,729	$777,950	$799,102	$287,562	$3,229,388
BK Expenses (E)	Utility Deposits	$20,000		$-	$-	$-	$20,000
	Trustee Fees	$-	$10,400	$-	$-	$3,467	$13,867
	Lender BK Expenses (Footnote 4)	$79,167	$125,000	$125,000	$125,000	$44,355	$498,522
	Borrower BK Expenses	$79,167	$125,000	$125,000	$125,000	$44,355	$498,522
	General Administrative Expense (G)	$ -	$-	$-	$-	$-	$ -
	Sales Program (Footnote 5) (F)	$ 15,000	$ 25,000	$ 25,000	$ 25,000	$ 10,000	$ 100,000

	Total BK Expenses	$193,333	$285,400	$275,000	$275,000	$102,177	$1,130,910

	Total Operating Cash Net of BK Expenses	$ 320,712	$ 565,329	$ 502,950	$ 524,102	$ 185,385	$ 2,098,478

	Period Interest Expense	$259,073	$409,063	$409,063	$409,063	$145,151	$1,631,412

	Total Operating Cash Net of Debt Service	$ 61,639	$ 156,267	$ 93,888	$ 115,040	$ 40,234	$ 467,066

Debt Service
Debt	$ 262,500,000
LIBOR*		0.37%	0.37%	0.37%	0.37%	0.37%
Spread	1.50%
All-In		1.87%	1.87%	1.87%	1.87%	1.87%
Interest Expense		$259,073	$409,063	$409,063	$409,063	$145,151	1,631,412
DSCR		1.98x	2.08x	1.90x	1.95x	1.98x	1.98x

DSCR Net of BK Expenses		1.24x	1.38x	1.23x	1.28x	1.28x	1.29x

Footnote (1)	Legal fees represent fees incurred in the ordinary course of business for Tenant leasing and other operating requirements
Footnote (2)	Signage expense covers the ongoing monthly maintenance for the property signs and a payoff period of six months for the lease buyout
Footnote (3)	Capital development expense covers major repair and maintenance required to make space leaseable
Footnote (4)	Lenders’ fees are not capped and these numbers are indicative only.
Footnote (5)	Sales program expenses include survey, Phase 1 update, title and sales agent.
Lettered Footnotes

Note: Lettered footnotes reflect changes from the previously approved budget in the Cash Collateral Order.
Footnote (A)	The Revenue line is up $120,000 in each month (half months were pro-rated).
Footnote (B)	Commissions were increased from $3,700 to $10,000 per month in anticipation of additional leasing. We understand the receiver does not have commissions in its budget, but does pay them. Current commissions are at the rate of $20,000 per month (see Schedule (B))

Footnote (C)	See Schedule (C)
Footnote (D)	Property Management is up because gross revenues are estimated as up.
Footnote (E)	See Schedule E. If we do not need the deposits, we do not use them, but they were necessary based on recent inquiries to each of the utilities.
Footnote (F)	The Sales Program Expense was increased $25,000 because we will need to get a title commitment, updated survey, and new environmental, which costs need to be funded. We would order these as soon as the petition is filed for the due diligence room, and since we are reducing the number of days for the auction.

Footnote (G)	Still under consideration.
Footnote (H)	The Real Estate Tax disbursement for the month of August 2010 has been removed from the budget because the due date of the payment falls outside the current four month period covered by the above budget.

Attachment 4
Amended and Restated Exhibit E to Lock Up Agreement

Exhibit E
Target Dates

Action Item	Target[12]

New Secured Loan Documents	April 16, 2010

Solicitation of votes of First Lien Lenders to accept or reject the Plan completed	April 19, 2010

Petition Date	April 20, 2010

File with the Bankruptcy Court the Interim Cash Collateral Order (to be heard no later than Day 10)	Day 1

Entry by the Bankruptcy Court of the Auction and Bidding Procedures Order and Appointment of a Sales Agent	Day 25

Entry by the Bankruptcy Court of Final Cash Collateral Order	Day 30

Bid Deadline	Day 90

Auction, if required	Day 111

Entry by the Bankruptcy Court of the Confirmation Order	Day 120

Effective Date of Plan	Day 130 (Day 150 if buyer requires time to close a transaction)

Attachment 5
Exhibit F to Lock Up Agreement

Exhibit F
Form of Equity Sponsor Commitment Amendment

[1]	The Assessor’s Office for Clark County, Nevada identifies the tax parcels by Assessor Parcel Numbers 162-21-301-001, 162-21-301-003, 162-21-301-009, 162-21-301-014, 162-21-301-016, 162-21-301-017, 162-21-301-018, 162-21-301-019 and 162-21-301-020.

[2]	On November 5, 2009, the Borrowers and the Guarantor merged, with the Debtor being the surviving entity.

[3]	Nevada Title Company, a Nevada corporation, was substituted in place of First American Title Insurance Company, the original Trustee under the First Lien Deed of Trust, pursuant to a Substitution of Trustee recorded on April 9, 2009 in Book 20090409 as Instrument 0003049 in the Official Records of Clark County, Nevada.

[4]	The amount assigned to Great Lakes was $50,000,000 based on the original principal amount outstanding under the First Lien Credit Agreement and thus amounts actually owed to Great Lakes by the Debtor have ratably reduced as a result of the application of the proceeds of approximately $21,000,000 in collateral received by LBBW, MHB and Deutsche Hypo following the Default (as further described below).

[5]	Pursuant to their rights to exercise remedies under the First Lien Credit Agreement and the Loan Documents (as defined in the First Lien Credit Agreement), the First Lien Lenders recovered approximately $21,000,000 in principal from the collateral proceeds following the Default.

[6]	The Security Deposit Account is subject to the Stipulation for Turnover of Certain Assets Held by Receiver to Debtor in Possession between Debtor, Receiver and the First Lien Agent, which was previously submitted contemporaneously with the Cash Collateral Motion for the Court’s consideration for the termination of the receivership, turnover of assets by the Receiver to Debtor and release of the Receiver’s prepetition claims against the Debtor.

[7]	Pursuant to section 3.13 of the Lock Up and Plan Support Agreement, immediately prior to the Petition Date, certain funds that previously had been held in the Agent Cash Management Account were transferred to fund the initial operating expenses of the Debtor pursuant to paragraph 3 hereof and the remaining funds were applied to pay certain accrued interest and legal fees and expenses of the First Lien Lenders.

[8]	For all purposes of this Interim Cash Collateral Order, the Debtor shall be permitted to rely on the First Lien Agent’s communications that required consent or approval of the First Lien Lenders has been obtained.

[9]	For greater certainty, the amounts payable in connection with Lenders’ Fees (defined below), although referenced in the Budget, shall not be subject to the Permitted Variance concept and shall instead be payable as adequate protection payments in accordance with the terms hereof.

[10]	Notwithstanding anything else contained herein, funds held in the Travelodge Account shall be available for use solely in accordance with the terms of that certain Management Agreement (the “Management Agreement”), dated as of February 1, 2002, by and between Metroflag BP LLC, a Nevada limited liability company, and WW Lodging Limited LLC, a Delaware limited liability company. Such funds shall be available only for use by the Manager (as defined in the Management Agreement) and in the ordinary course of business and shall not be available for use by the Debtor absent written consent from the First Lien Lenders. Upon the occurrence of a Termination Event neither the Manager nor the Debtor shall be permitted to use such cash absent further consent from the First Lien Lenders or subsequent order of the Court. Any income received from the operation of the Travelodge business located on the Properties shall continue to be deposited into the Travelodge Account and if received by the Debtor shall be promptly transferred to the Travelodge Account.

[11]	The Security Deposit Account shall remain a segregated account subject to a lien in favor of the First Lien Agent for the benefit of the First Lien Lenders as set forth herein. To the extent that the Debtor becomes entitled to any security deposits in the Security Deposit Account (whether because of Tenant breach under a lease or otherwise), such security deposits shall be transferred to the Agent Cash Management Account as soon as is reasonably practicable, to be held and distributed to the terms of this Order or other order of the Bankruptcy Court. If, at any time, Debtor believes that a Tenant has become entitled to all or any part of a security deposit held in the Security Deposit Account, Debtor shall provide at least five (5) days’ written notice to each Objection Notice Party of Debtor’s intent to return such security deposit.

[12]	All references to “Days” refer to days after the Petition Date, i.e., Day 5 is the fifth day after the filing of the Prepackaged Case.

April [15], 2010

LIRA Property Owner, LLC
650 Madison Avenue
15th Floor
New York, NY 10022

LIRA LLC
650 Madison Avenue
15th Floor
New York, NY 10022

Gentlemen:

Re: Letter Amendment to Equity Sponsor Commitment Letter

Reference is made to that certain Equity Sponsor Commitment Letter (the “Equity Sponsor Commitment”), dated as of November 16, 2009, among LIRA Property Owner, LLC (“New Borrower”), a Delaware limited liability company, LIRA LLC (“New Parent”; and together with New Borrower, “you”), a Delaware limited liability company and each of the undersigned. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Equity Sponsor Commitment.

It is agreed by you and us that the Equity Sponsor Commitment is hereby amended as follows:

(a) by deleting in the first paragraph thereof the phrase “(the “Lock Up Agreement”)” and replacing it with the following phrase: “(as amended, supplemented or otherwise modified from time to time, the “Lock Up Agreement”)”; and

(b) by deleting in the second paragraph thereof the phrase “(the “Plan Funding Agreement”)” and replacing it with the following phrase: “(as amended, supplemented or otherwise modified from time to time, the “Plan Funding Agreement”)”.

On and after the effectiveness of this letter amendment (this “Letter Amendment”), each reference in the Equity Sponsor Commitment to “this letter”, “hereunder”, “hereof” or other words of like import referring to the Equity Sponsor Commitment, and each reference in any other Transaction Document to “the Equity Sponsor Commitment”, “thereunder”, “thereof” or words of like import referring to the Equity Sponsor Commitment, shall mean and be a reference to the Equity Sponsor Commitment, as amended by this Letter Amendment.

The Equity Sponsor Commitment, as amended by this Letter Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Letter Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Equity Sponsor Commitment or the Transaction Documents, nor constitute a waiver of any provision of the Equity Sponsor Commitment or the Transaction Documents.

This Letter Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its choice of law rules. Any legal action, suit or proceeding arising out of, based upon, or relating to, this Letter Amendment or any of the transactions contemplated by this Letter Amendment (each, a “Dispute”) shall be brought solely to the federal court of the Southern District of New York or any state court located in New York County, State of New York. Each of the parties hereto (i) irrevocably submits itself to the exclusive jurisdiction of such courts in respect of any Dispute; (ii) agrees that it will not attempt to defeat such jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens; (iii) agrees that it will not bring any Dispute in any other court; and (iv) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Letter Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this commitment letter by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart of this Letter Amendment.

[Remainder of page left intentionally blank]

If the foregoing is acceptable to you, please sign and return a copy of this Letter Amendment to confirm your acceptance of the terms and conditions set forth herein.

Very truly yours,

Robert F.X. Sillerman		Paul C. Kanavos	Brett Torino
Accepted and Agreed,
LIRA Property Owner, LLC
By:

Name:	Paul C. Kanavos

Title:	Authorized Signatory

LIRA LLC
By:

Name:	Paul C. Kanavos

Title:	Authorized Signatory

In accordance with the terms of the Equity Sponsor Commitment, the undersigned hereby consents (and, in the case of the First Lien Agent, confirms that the First Lien Lenders consent) to the foregoing Letter Amendment and confirms and agrees (and in the case of the First Lien Agent, confirms that the First Lien Lenders confirm and agree) that the Equity Sponsor Commitment (as amended by the Letter Amendment) is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects, except that, on the and after the effectiveness of the Letter Amendment, references in the Equity Sponsor Commitment to “this letter”, “hereunder”, “hereof” or other words of like import referring to the Equity Sponsor Commitment, and each reference in any other Transaction Document to “the Equity Sponsor Commitment”, “thereunder”, “thereof” or words of like import referring to the Equity Sponsor Commitment, shall mean and be a reference to the Equity Sponsor Commitment, as amended by this Letter Amendment.

LANDESBANK BADEN-WüRTTEMBERG, NEW YORK BRANCH,
as First Lien Agent and on behalf of the First Lien Lenders

By:
Name:
Title:

By:
Name:
Title:

FX LUXURY LAS VEGAS I, LLC,

By: FX LUXURY, LLC, its sole member

By: FXL, INC., its managing member

By:

Name:	Mitchell J. Nelson

Title:	President